Exhibit 2.1

ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT

(VANCOCIN)

This ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of October 18, 2004 (the “Effective Date”), by and between ViroPharma Incorporated (“ViroPharma”), a corporation organized and existing under the laws of the State of Delaware with offices located at 397 Eagleview Boulevard, Exton, PA 19341 and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285. ViroPharma and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

RECITALS

A. Subject to the terms and conditions set forth in this Agreement, Lilly and ViroPharma desire to enter into an agreement pursuant to which: (i) Lilly will sell or license to ViroPharma certain new drug applications, patents, copyrights, trade dress, domain names, technology and trademarks owned by Lilly for use in the sale of Product in the Territory, (ii) ViroPharma will license to Lilly certain rights under the new drug applications, patents, technology and other assets purchased by or licensed to ViroPharma to be used by Lilly to manufacture Marketed Product for ViroPharma under the Manufacturing Agreement and (iii) ViroPharma will make certain payments and assume certain liabilities associated with the rights transferred herein, all in accordance with the terms and conditions set forth in this Agreement; and

B. Lilly and ViroPharma desire to enter into a separate manufacturing agreement (the “Manufacturing Agreement”), and a separate transition services agreement (the “Transition Services Agreement”) each effective as of the Closing Date, whereby Lilly will manufacture certain presentations of Marketed Product and perform certain services on behalf of ViroPharma for a limited period of time in order to facilitate transfer of manufacturing responsibilities to a Third Person and a separate Cooperation Agreement (the “Cooperation Agreement”) entered into on the date hereof whereby the parties agree to certain understandings with respect to the Third Person Supply Chain.

NOW, THEREFORE, in consideration of the foregoing, the covenants and promises contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Lilly and ViroPharma agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1	“Action or Proceeding” means any action, suit, proceeding, investigation, arbitration, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority or any other Person.

1.2	“Activities” means the direct or indirect manufacturing, packaging, marketing, distribution, promoting, co-marketing, co-promoting, selling, offering for sale and importing of the Product in the Territory and all related regulatory activities.

1.3

“Affiliates” means, with respect to a Party, any Persons directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by contract or otherwise.

1.4	“Applicable Laws” means all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority, including all laws, ordinances, rules and regulations promulgated by the FDA.

1.5	“Assigned Copyrights” means all of Lilly’s copyright rights in the Territory in and to (i) all materials comprising the NDAs in any media; (ii) all materials comprising the Books and Records; and (iii) all materials comprising the Marketing Materials. The Assigned Copyrights exclude any copyright rights in Lilly-owned trademarks, logos or designs other than those trademarks, logos or designs expressly assigned or licensed to ViroPharma pursuant to the terms hereof. The Assigned Copyrights include, but are not limited to, the registered copyrights listed in Schedule 1.5.

1.6	“Assigned Domain Names” means all internet domain names, and the registrations therefor, owned by Lilly or its Affiliates as of the Closing Date that are comprised, in whole or in part, of the Assigned Trademarks. The Assigned Domain Names include, but are not limited to, those listed in Schedule 1.6.

1.7	“Assigned Patents” means the U.S. patents listed in Schedule 1.7.

1.8	“Assigned Intellectual Property” means (i) the Assigned Copyrights, (ii) the Assigned Trade Dress, (iii) the Assigned Trademarks, (iv) the Assigned Patents and (v) the Assigned Domain Names.

1.9

“Assigned Trade Dress” means any common law trade dress rights in the Territory, in the appearance, look, shape, size or color of the Product as of the Closing Date, as such trade dress rights relate to the Products in the Territory, and the goodwill associated therewith. For avoidance of doubt, the Assigned

Trade Dress does not include the Licensed Trademark and Trade Dress, and nothing in this Agreement will be construed to restrict Lilly, its Affiliates or its licensees, assignees or successors from using the Assigned Trade Dress in connection with any product or use other than Vancomycin Products.

1.10	“Assigned Trademarks” means the trademarks listed in Schedule 1.10, along with the registrations therefore and the goodwill associated therewith in the Territory. For avoidance of doubt, the Assigned Trademarks do not include the Assigned Trade Dress or Licensed Trademarks and Trade Dress.

1.11	“Assumed Liabilities” will have the meaning set forth in Article 11.

1.12	“Expiring Agreements” means the third party agreements between Lilly and a third party (the “Expiring Party”) set forth on Schedule 1.12.

1.13	“Books and Records” means those items listed or described on Schedule 1.13.

1.14	“Calendar Quarter” means the three-month periods ending on March 31, June 30, September 30, or December 31. The initial Calendar Quarter will be deemed to begin on the Closing Date and end on the first to occur of March 31, June 30, September 30 or December 31.

1.15	“Calendar Year” means the twelve (12) month period ending on December 31st. The initial Calendar Year will be deemed to begin on the Closing Date and end on December 31, 2004.

1.16	“Certain Existing Contracts” has the meaning set forth in Section 5.23 of this Agreement.

1.17	“Closing” has the meaning set forth in Section 8.3 of this Agreement.

1.18	“Closing Date” has the meaning set forth in Section 8.3 of this Agreement.

1.19	“Combination Product” means a pharmaceutical product with a unique NDC number (i) that contains (A) Vancomycin or any analog, simple derivative, improvement or variation thereof (a “Combo Ingredient”), and (B) one or more other active ingredients in physical admixture, and/or (ii) in which a finished form of Vancomycin or any analog, simple derivative, improvement or variation thereof (also a “Combo Ingredient”) is contained separately but marketed as a unit with one or more other pharmaceutical finished products.

1.20	“Competition Authority” will have the meaning set forth in Section 8.1(e).

1.21	“Confidential Information” means information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

(a) was known to the Receiving Party or its Affiliates prior to receipt from the Disclosing Party, as documented in written records or publications, that lawfully are in the possession of the Receiving Party or its Affiliates;

(b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

(c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Affiliates;

(d) is obtained by the Receiving Party or its Affiliates from any Third Person without an obligation of confidentiality; or

(e) is independently developed by an employee, contractor or agent of the Receiving Party or its Affiliates, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

Notwithstanding the foregoing, (i) where a Disclosing Party discloses Confidential Information relating to an asset of such Disclosing Party to the Receiving Party, and the Receiving Party is or later becomes the owner or exclusive licensee of the asset, the Confidential Information then will be deemed to be Confidential Information of the Receiving Party, and the Disclosing Party may disclose and use such Confidential Information only in accordance with Article 9, below, provided, however, that where such Confidential Information was originally owned by Lilly, Lilly may use such Confidential Information for, and disclose such Confidential Information solely for use in connection with those activities permitted under Section 4.4 without the prior written consent of ViroPharma, and (ii) with respect to Confidential Information related to the Assigned Intellectual Property, Licensed Technology and Licensed Trademark and Trade Dress, ViroPharma may use and disclose such Confidential Information without the prior written consent of Lilly.

1.22	“Contract” means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

1.23	“Cooperation Agreement” “ will have the meaning set forth in the recitals of this Agreement.

1.24	“Damages” means any and all costs, losses, claims, demands for payment, Governmental and Regulatory Authority enforcement actions, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

1.25

“Data Exclusivity Period” means the period of time (if any) beginning on the date of the first Regulatory Approval by the FDA during which the FDA prohibits reference, without the consent of the owner of an NDA, Marketing Authorization or Regulatory Approval package, to the clinical and other data that relates to the applicable New Indication, Line Extension or ViroPharma New Product and that is contained in such Marketing Authorization application or Regulatory Approval package and that is not published or publicly available outside of such for Marketing Authorization application or Regulatory Approval package.

1.26	“Discontinued Product” means any pharmaceutical product, referenced in the Discontinued Product NDAs and any oral solutions and injectible forms of Vancomycin marketed as a result of the use of or reference to such Discontinued Product NDAs.

1.27	“Discontinued Product NDAs” means the United States New Drug Applications, Abbreviated New Drug Applications and Investigational New Drug Applications listed in Schedule 1.27 attached hereto and all other submissions, supplements or amendments pertaining thereto.

1.28	“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.29	“Encumbrance” means any mortgage, pledge, license, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, third-party right or retained right of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future. Except in connection with the foregoing, requirements of Applicable Laws relating to the regulation of pharmaceutical products shall not be deemed Encumbrances.

1.30	“Excluded Liabilities” means all Obligations of Lilly and its Affiliates other than Assumed Liabilities, including:

(a) any Obligations arising out of any claims by the FDA, or any Governmental and Regulatory Authority that Lilly has failed to fulfill Lilly’s regulatory obligations in connection with the NDAs prior to the Closing Date;

(b) any Obligations arising out of the development, manufacture, marketing or sale of the Product prior to the Closing Date (except for Product Liability Claims expressly assumed by ViroPharma under Article 11);

(c) any Obligations that Lilly expressly covenants and agrees to perform or Obligations as to which Lilly has expressly assumed liability pursuant to the provisions of this Agreement, the Manufacturing Agreement, the Transition Services Agreement, Cooperation Agreement or in any other document delivered in connection herewith or therewith; and

(d) any Obligation arising under any Contract to which Lilly or any of its Affiliates is a party.

1.31	“FDA” means the United States Food and Drug Administration, and any successor agency or entity thereto that may be established hereafter.

1.32	“Financing” means the raising of a portion of the Purchase Price in a transaction or series of transactions.

1.33	“Financial Information” has the meaning set forth in Section 5.19.

1.34	“Governmental or Regulatory Authority” means any United States federal, state or local governmental or regulatory authority, agency, commission, court or instrumentality, including the FDA.

1.35	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Section 7A of the Clayton Act, 15 U.S.C. §18a, as amended.

1.36	“Implementation Team” will have the meaning set forth in Section 13.1.

1.37	“Indemnified Party” and “Indemnifying Party” will have the meanings set forth in Section 12.3.

1.38	“Intellectual Property” has the meaning set forth in Section 5.1.

1.39	“Inventory” means the portion of Lilly’s finished goods inventory of Marketed Product (containing an expiration date of [***]) located in the Territory on October 11, 2004 (less the quantity of Lilly Finished Product Health Services Supplies) as set forth in Schedule 1.39.

1.40	“Know-How” means all of the following: specifications; tangible or intangible manufacturing technology and processes; physical chemistry and formulation technology and processes; analytical testing and validation technology and processes; technical knowledge; tangible or intangible trade-secrets; confidential and/or proprietary information; processes; methods; data and results; chemical samples or substances and sources of supply, manufacturing, packaging and other equipment, including the design thereof, and all other factual knowledge, whether patentable or unpatentable, pertaining to the to the manufacture, promotion, marketing, sale, use or importation of Product.

1.41	“Licensed Discontinued Product Technology” means all Know-How developed, created, made, used, acquired, owned or licensed by or on behalf of Lilly or its Affiliates, as it exists on the Closing Date, to the extent it pertains to development, promotion, marketing, sale, use or importation of the Discontinued Product in the Territory and/or the manufacture of the Discontinued Product.

1.42	“Licensed Marketed Product Technology” means all Know-How developed, created, made, used, acquired, owned or licensed by or on behalf of Lilly or its Affiliates, as it exists on the Effective Date and through the Contract Period of the Manufacturing Agreement, to the extent it pertains to development, promotion, marketing, sale, use or importation of the Marketed Product in the Territory and/or the manufacture of the Marketed Product.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.43	Licensed Patents” means the U.S. patents listed on Schedule 1.43.

1.44	“Licensed Technology” means the Licensed Discontinued Product Technology and the Licensed Marketed Product Technology.

1.45	“Licensed Trademark and Trade Dress” means (i) the United States Pulvules® Trademark, and (ii) the United States Parabaloidal Capsule Trade Dress.

1.46	“Lilly Disclosure Schedules” has the meaning set forth in the first paragraph of Article 5 of this Agreement.

1.47	“Lilly Error” means any error due to the negligent performance, failure to perform or misconduct in the performance by Lilly or its Representatives of any obligation imposed upon or assigned to Lilly under this Agreement or the breach of any representation or warranty made by Lilly under this Agreement.

1.48	“Lilly Finished Product Health Services Supplies” means the supply of Marketed Product held or in the possession of Lilly on the Closing Date.

1.49	“Line Extension” means a new dosage form, new strength or new formulation of the Marketed Product including, but not limited to, Combination Products. A Line Extension shall not include (a) mere changes to product presentations, such as (i) new packages or bottle sizes or (ii) changes to existing packages or bottle sizes or (b) a New Indication.

1.50	“Manufacturing Agreement” will have the meaning set forth in the recitals of this Agreement.

1.51	“Marketed Product” means Vancomycin as marketed as of the Effective Date in the Territory as Vancocin® under NDA number 50-606, which is currently marketed as oral capsule.

1.52

“Marketed Product NDA” means the United States New Drug Applications and Investigational New Drug applications listed in Schedule 1.52 and all other submissions, supplements or amendments as of the Closing Date pertaining thereto. The term “Marketed Product NDA” includes the materials contained in the official Marketed Product NDA files, including all Marketed Product NDA submissions, amendments, supplements, correspondence (including correspondence with the FDA field offices, FDA laboratories, FDA compliance offices and DDMAC), reports and memoranda of telephone conversations, constituting or reflecting communications between Lilly and the FDA regarding the Marketing Product NDA. The term “Marketed Product NDA” also includes such materials in the working regulatory and clinical files of Lilly pertaining to the conduct of upcoming annual reviews of the Marketed Product and required reports to the FDA that have yet to be filed, but not primary sources such as laboratory notebooks or historical records not relevant to the maintenance of regulatory filings relating to the Marketed Products. For avoidance of doubt, any marketing authorizations or any other submissions, supplements or amendments, files or data pertaining solely to jurisdictions outside the Territory are not included in the Marketed Product NDAs.

1.53	“Marketing Authorization” means, with respect to the Product or a ViroPharma New Product, or any other product, a New Drug Application or ANDA filed with, and approved by, the FDA.

1.54

“Marketing Materials” mean (a) all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, customer lists (including doctors, group purchasing organizations (GPOs) and pharmacists), promotional and marketing books and records, in each case, to the extent owned or controlled by Lilly or its Affiliates and that substantially pertain to the marketing and promotion of the Products in the Territory; and (b) any promotional materials (advertising, promotional and informational materials, including flyers, brochures, pamphlets, package inserts, product samples, medical education slides, monographs or CME programs video cassettes, computer disks, CD-ROMs, websites, non-licensed software, tradeshow materials and booths, literature, journal articles or reprints, sales or other manuals or any similar materials or items, which are owned or controlled by Lilly (including, without limitation, promotional materials contained in computer disks, CD-ROM or other electronic format and in the possession of Lilly’s advertising agencies) and are reasonably available and pertain substantially to the promotion of the Products in the Territory).

1.55	“Material Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to (i) the Assigned Trademarks; (ii) the Marketed Product NDA; (iii) the Licensed Technology; (iv) the Purchased Assets taken as a whole, other than the Assigned Trademarks, the Marketed Product NDA and the Licensed Technology; (v) any Product or its regulatory approval (including the NDAs) in the Territory, each taken individually; (vi) the Third Party Supply Chain or (vii) the business of manufacturing, marketing or selling Products, taken as a whole, as conducted by Lilly and its Affiliates in the ordinary course of business in the Territory prior to the Closing Date.

1.56	“Material Contracts” has the meaning set forth in Section 5.15.

1.57	“NDAs” means the Marketed Product NDAs and the Discontinued Product NDAs, including the NDAs for oral capsules, the NDAs for oral solutions of Vancomycin and the NDAs for injectible Vancomycin.

1.58	“Net Sales” means, with respect to any applicable pharmaceutical product, the [***] invoiced by a Permitted Seller for sales within the Territory of applicable pharmaceutical products to Third Persons (other than Permitted Sellers), less

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Such amounts will be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), consistently applied from the books and records of Permitted Sellers, which shall be maintained in accordance with GAAP. No deductions will be made for commissions.

A Net Sale of a Product or ViroPharma New Product will be deemed to have been made as of the date of delivery of such Product or ViroPharma New Product to the Permitted Seller’s customer without regard to whether its customer has actually paid the Permitted Seller; provided, however, that the amount of Net Sales will be determined by the actual Net Sale of Product or ViroPharma New Product, as the case may be, it being acknowledged by the Parties that the actual amount of Net Sale may not be able to be determined as of the deemed date of Net Sale.

Solely with respect to a Combination Product, the Net Sales of the Combination Product, for the purposes of determining royalty payments attributable thereto, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A /(A+B) where A is the weighted average sale price of the Combo Ingredient when sold separately, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Combo Ingredient can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales of the Combination Product, for purposes of determining royalty payments, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Combo Ingredient when sold separately and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Combo Ingredient cannot be determined, Net Sales of the Combination Product, for purposes of determining royalty payments, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction that is equal to one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average selling price of the Combination Product.

In the event that the weighted average sale price of both the Combo Ingredient and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product for purposes of determining the royalty payments shall be determined through the good faith negotiation by the Parties. If the Parties are unable to agree upon a percentage of the Net Sales of Combination Product to be attributed to the Combo Ingredient and the other product(s) in the Combination Product for the purpose of determining royalty payments hereunder within thirty (30) days after the commencement of good faith negotiations, the Net Sales of the Combination Product, for purposes of determining the royalty payments, will be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Combo Ingredient, other product(s) or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Combo Ingredient, other product(s) or Combination Product, the weighted average sale price to be used for a Calendar Year shall be calculated by dividing the gross sales dollars by the relevant units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for such Combo Ingredient, other product(s) or Combination Product. In the event the weighted average sale price to be used in a Calendar Year cannot be determined by the first of such Calendar Year, the weighted average sales price used in the prior Calendar Year will be used until such time as the actual weighted average sales price can be determined, at which time, any over or under payments due to a difference between the actual weighted average sale price and the weighted average sale price used until the actual weighted average sale price was determined will be paid or credited, as applicable, in the first and subsequent (in the case of a credit), if necessary, royalty payment after such determination. In the initial Calendar Year in which the launch of a Combo Ingredient, the other products or Combination Products occurs, a forecasted weighted average sale price will be used for the Combo Ingredient, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices for the initial Calendar Year will be paid or credited in the first and subsequent (in the case of a credit), if necessary, royalty payments of the following Calendar Year.

1.59	“New Indication” means the use of a Marketed Product for an indication (medical use) for which the Marketed Product did not have Regulatory Approval to market in the Territory on the Closing Date and subsequently receives Regulatory Approval after the Closing Date. For avoidance of doubt, any off-label use of any Product shall not be considered a New Indication. Furthermore, a ViroPharma New Product shall not be considered a New Indication.

1.60	“Obligations” will have the meaning set forth in Article 11.

1.61	“Patents” means U.S. patents, patent applications, and statutory invention registrations (which, for the purpose of this Agreement, will be deemed to include provisional applications and invention disclosures), including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein, all rights provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto.

1.62	“PEG” means polyethylene glycol [***].

1.63	“Permitted Encumbrance” means (i) any Encumbrance for Taxes, assessments and other governmental charges not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established,

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

and which shall be paid timely by Lilly, (ii) any imperfection of title or other Encumbrance that has been disclosed by Lilly to ViroPharma on the Lilly Disclosure Schedules and that, individually or in the aggregate with other such imperfections and Encumbrances, would not have a Material Adverse Effect and (iii) any encumbrance arising from any Assumed Liabilities.

1.64	“Permitted Seller” means ViroPharma and its Affiliates and any assignee, licensee or sublicensee (but not a distributor of any of them) having the right to sell a Marketed Product or a ViroPharma New Product.

1.65	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental or Regulatory Authority or any other organization or entity.

1.66	“Product” means a Marketed Product and/or a Discontinued Product.

1.67	“Proprietary Technology” has the meaning set forth in Section 5.3(c).

1.68	“Purchased Assets” means: (a) all rights, title and interest in and to the Products in the Territory; (b) the NDAs and all rights, title and interest therein; (c) all rights, title and interest in and to the Assigned Intellectual Property; (d) the Books and Records and all rights, title and interest therein; (e) the Marketing Materials and all rights, title and interest therein; and (f) PEG (in accordance with the terms of Section 3.1(c)).The Purchased Assets do not include any other fixed assets or inventory.

1.69	“Purchase Price” has the meaning set forth in Section 2.1.

1.70	“Quality Agreement” will have the meaning set forth in the Manufacturing Agreement.

1.71

“Regulatory Approvals” means with respect to a Product and the NDAs, and with respect to a ViroPharma New Product or any other product and with respect to a New Indication, approval by the FDA of a Marketing Authorization application and satisfaction of any related applicable FDA registration and notification requirements (if any).

1.72	“Remedies” will have the meaning set forth in Section 7.16.

1.73	“Representatives” of a Party means that Party’s agents, bankers (including debt or equity investors), contractors, employees, officers, directors, consultants, and advisors; its Affiliates; and the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates, agents, bankers, contractors, consultants and advisors.

1.74	“Tax” or “Taxes” means any and all of the following tax by any Governmental or Regulatory Authority in connection with the operations of either Party or its Affiliates or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment; (ii) any Obligation for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Obligation for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

1.75	“Territory” means the fifty (50) states and the District of Columbia and any territories and commonwealths constituting the United States of America, including Puerto Rico.

1.76	“Third Person” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.77	“Third Person Supply Chain” means the supply of Marketed Product by certain Third Persons listed on Schedule 1.77 (the “Third Person Suppliers”).

1.78	“Transition Services Agreement” means that certain transition services agreement by and between Lilly and ViroPharma referred to in the recitals of this Agreement.

1.79	“United States Paraboloidal Capsule Trade Dress” means the United States registered trademark design for a paraboloidal capsule, registration number 732,393, registration date 06/05/1962.

1.80	“United States Pulvules® Trademark” means the United States registered trademark Pulvules®, registration number 144,210, registration date 06/28/1921.

1.81	“Vancomycin” means vancomycin hydrochloride.

1.82	“Vancomycin Product means any pharmaceutical product that contains Vancomycin as an active ingredient, and/or a salt, base, or solvate thereof, including, without limitation, a Product, New Indication or ViroPharma New Product.

1.83	“Valid Claim” means any claim in an unexpired United States patent that would preclude using or selling a Product in the Territory and which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

1.84	“ViroPharma Disclosure Schedules” has the meaning set forth in the first paragraph of Article 6 of this Agreement.

1.85

“ViroPharma Improvements” means any inventions, ideas, conceptions, or reductions-to-practice, patentable or not, information, works, and/or data pertaining to Marketed Products or analogs, simple derivatives, improvements or variations thereof that are generated, identified, discovered, created and/or made by ViroPharma, its Affiliates, or its Affiliates’ employees or a Third Person contracted by or otherwise controlled by ViroPharma based on the use or practice of the Licensed Technology (excluding any improvement that is solely in the public domain or otherwise is set forth in any of the categories specified under Section 1.21 (a) - (e)).

1.86	“ViroPharma New Product” means (a) a Discontinued Product; (b) a Line Extension and (c) any pharmaceutical product, other than a Marketed Product, (i) arising out of ViroPharma Improvements, including but not limited to such product that is an analog, simple derivative, improvement or variation of a Marketed Product, (ii) that references the NDAs or incorporates Lilly’s Confidential Information from the NDAs to obtain marketing approval in the Territory; (iii) with respect to which any data or information contained in the NDAs or any Licensed Technology (excluding any portion of the Licensed Technology that is in the public domain or otherwise is set forth in any of the categories specified under Section 1.21 (a) - (e)) was employed in the research, development or marketing of such pharmaceutical product; or (iv) marketed under a name which includes any Assigned Trademarks or any mark confusingly similar to the Assigned Trademarks. A ViroPharma New Product shall not include a New Indication.

ARTICLE 2

PAYMENTS

In consideration of (i) Lilly’s sale of Purchased Assets to ViroPharma as set forth in this Agreement, (ii) the licenses granted by Lilly to ViroPharma under the Licensed Technology and Licensed Trademark and Trade Dress, as set forth in this Agreement, and (iii) Lilly’s agreement to enter into the Manufacturing Agreement, the Cooperation Agreement and the Transition Services Agreement, ViroPharma will pay the following amounts, to Lilly:

2.1	Cash Payments.

(a) Purchase Price. On the Closing Date, ViroPharma will pay to Lilly the non-refundable, non-creditable sum of One Hundred and Sixteen Million Dollars (US$116,000,000) (“Purchase Price”) by Federal Reserve electronic wire transfer in immediately available funds to an account previously designated in writing by Lilly.

(b) Other Payments. In addition, ViroPharma will pay Lilly, in accordance with the terms and conditions of such documents, the amount stated in the Manufacturing Agreement for Inventory and supply, the Distribution Fee set forth in the Transition Services Agreement and the royalty payments referred to hereafter.

2.2	Royalty Payments.

(a) Royalty Payment on ViroPharma New Products. Except as set forth in Section 7.24, ViroPharma will pay to Lilly a royalty of [***] of Net Sales of a ViroPharma New Product in the Territory by any of ViroPharma’s Permitted Sellers (hereinafter such payments together with the payments described in Section 2.2 (b) and Section 2.2(c) shall be referred to as the “ViroPharma Royalty Payment”). This Section 2.2(a) will be in force with respect to each ViroPharma New Product until the later of (i) [***] from the first commercial sale in the Territory of such ViroPharma New Product, (ii) the life of any Patent with a Valid Claim covering such ViroPharma New Product that effectively precludes Third Persons from making, using, selling, offering for sale, promoting or importing such ViroPharma New Product or (iii) the expiration of the ViroPharma New Products’ Data Exclusivity Period, if any. ViroPharma will pay to Lilly the ViroPharma Royalty Payment attributable to Net Sales of ViroPharma New Products made during a Calendar Quarter within thirty (30) days of the end of such Calendar

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Quarter. For purposes of this Agreement, a Net Sale will be deemed to have been made as of the recorded sale date according to GAAP, without regard to whether the Permitted Seller’s customer has actually paid the Permitted Seller. Except as otherwise provided herein, ViroPharma Royalty Payments will be non-refundable and non-creditable. Within thirty (30) days of the end of such Calendar Quarter, ViroPharma will provide Lilly with a written report detailing the Net Sales of ViroPharma New Products made by ViroPharma or another ViroPharma Permitted Seller during the previous Calendar Quarter.

(b) Royalty Payment on New Indications. Upon regulatory approval for a New Indication, except as set forth in Section 7.24, on an annual basis ViroPharma will pay to Lilly a royalty of [***] of the difference between Projected Baseline Sales (as defined and as calculated below) and Adjusted Net Sales of Marketed Product for such year. Adjusted Net Sales shall mean, for any year, Net Sales adjusted to exclude the effect of any price increase taken on Marketed Product other than New Indications during such year. Projected Baseline Sales means the projected Net Sales of Marketed Product for any twelve month period based on historical sales for the previous full twelve month period (“Previous Period”) taking into account a continued level of historical growth. Projected Baseline Sales shall be calculated as follows: Projected Baseline Sales for a twelve month period equals Adjusted Net Sales of Marketed Product for the Previous Period plus the percentage of change from the Net Sales of Marketed Product in the full twelve month period prior to the Previous Period. The resulting percentage will also be applied in each subsequent Calendar Year. For example, assume Net Sales of Marketed Product from April 1, 2004 through and including March 31, 2005 were [***] and Adjusted Net Sales of Marketed Product from April 1, 2005 through and including March 31, 2006 are [***] then the Projected Baseline Sales for April 1, 2006 through and including

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

March 31, 2007 would be [***]. If a New Indication receives regulatory approval on April 1, 2006 and Adjusted Net Sales of Marketed Product for April 1, 2006 through and including March 31, 2007 equal [***], then ViroPharma shall owe Lilly a royalty payment of [***] which is [***] of [***], the difference between Projected Baseline Sales [***] and Adjusted Net Sales of Marketed Product [***]. In the event of one or more additional New Indications, the aggregate royalty for all such New Indications shall not exceed [***] of the difference between Projected Baseline Sales and Adjusted Net Sales of Marketed Product in any year of this Agreement. Any royalty payment under this Section 2.2 (b) shall be prorated for the period of time in any Calendar Year for which a New Indication had regulatory approval.

Within thirty (30) days of the end of a Calendar Year in which a New Indication has regulatory approval, ViroPharma will provide Lilly with a written report detailing the royalty payment due under this Section 2.2(b) including the calculation of such royalty payment. ViroPharma will pay to Lilly the royalty on New Indications for such Calendar Year with the payment of ViroPharma Royalty Payment owed for the fourth Calendar Quarter of such Calendar Year. This Section 2.2(b) will be in force with respect to each New Indication until the later of (i) [***] from the first commercial sale of such New Indication; (ii) the life of any Patent with a Valid Claim covering such New Indication that effectively precludes Third Persons from making, using, selling, promoting or importing such New Indication; or (iii) the expiration of the New Indication Data Exclusivity Period, if any.

For purposes of this Section 2.2(b), a Net Sale will be deemed to have been made as of the recorded sale date according to GAAP, without regard to whether the Permitted Seller’s customer has actually paid the Permitted Seller. Except as otherwise provided herein, the royalty for New Indications will be non-refundable and non-creditable.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) Royalty Payment on Marketed Product. ViroPharma shall pay to Lilly royalties on aggregate Net Sales of Marketed Product as indicated in the following table for Seven (7) Calendar Years beginning with 2005.

CALENDAR YEAR (BEGINNING WITH THE FIRST FULL CALENDAR YEAR AFTER THE CLOSING DATE)	NET SALES (IN MILLIONS)	ROYALTY PERCENTAGE OF NET SALES	THRESHOLD AMOUNT (IN MILLIONS)	MAXIMUM AMOUNT (IN MILLIONS)
1 (2005)	$44-65	50%	$44	$65
2 (2006)	$46-65	35%	$46	$65
3 (2007)	$48-65	35%	$48	$65
4-7 (2008-11)	$45-65	35%	$45	$65

ViroPharma will pay to Lilly the royalties on Marketed Product attributable to Net Sales of Marketed Product when and to the extent Net Sales of Marketed Product exceed the Threshold Amount shown in the above table until Net Sales of Marketed Product reach the Maximum Amount shown in the above table. For example, if Net Sales of Marketed Product in 2005 are $50 million, then the royalty due to Lilly under this Section 2.2(c) would be $3 million (50%* ($50 million—$44 million)). Such royalties shall be due and payable within Thirty (30) days of the end of the Calendar Quarter in which Net Sales of Marketed Product exceed the Threshold Amount shown in the above table. In order for Lilly to properly account for any royalties due to Lilly on Net Sales of Marketed Product, ViroPharma will notify Lilly when Net Sales of Marketed Product first exceed Forty Million Dollars ($40 million) in any Calendar Year. Such notice shall be given within seven (7) business days of the end of the month in which such sales were achieved. Thereafter ViroPharma will provide Lilly with monthly Net Sales data for Marketed Product within three (3) business days of the end of each Calendar Month through the end of the Calendar Year. Should actual data for Net Sales of Marketed Product not be available within three (3) business days of the end of a Calendar Month, ViroPharma will provide Lilly with a reasonable estimate of Net Sales of Marketed Product for that month. ViroPharma shall not delay shipments in an effort to avoid a royalty payment under this Section 2.2(c).

(d) Payments. All payments to Lilly pursuant to this Section 2.2 will be made by ViroPharma by Federal Reserve electronic wire transfer in immediately available funds on or before its due date to an account previously designated by Lilly in writing. In the event the actual Net Sale amount cannot be determined by the date a ViroPharma Royalty Payment is due with respect to a Net Sale, ViroPharma may in good faith estimate such Net Sale, with any true up (either by credit or additional payment, as applicable) based on the actual Net Sale amount being made in the ViroPharma Royalty Payment immediately following such determination. The quarterly and annual reports described in Section 2.2 (a), (b) and (c) above will include details any such true up described in the preceding sentence.

2.3

Audits. ViroPharma will keep full and accurate books and records relating to the performance required of its obligations under this Agreement and its Net Sales of any product that Lilly would be entitled to a royalty payment on pursuant to this Article 2. For any period in which ViroPharma is obligated to pay a ViroPharma Royalty Payment, plus two (2) years thereafter, Lilly will have the right, either itself or through an independent certified public accountant of Lilly’s choice and reasonably acceptable to ViroPharma (it being agreed that Lilly’s then current corporate auditor is acceptable to ViroPharma), during regular business hours and upon reasonable advance notice, to audit or to have such books and records of ViroPharma audited no more frequently than two (2) times per Calendar Year so as to verify the accuracy of the royalty payment information previously reported to Lilly. Such audit may cover the two (2) Calendar Years preceding the date of the request for such audit. Notwithstanding the foregoing, no audit of ViroPharma pursuant to this Section 2.3 will cover any period of time preceding the Closing Date. Such accountants will be advised on the confidentiality obligations of this Agreement and keep confidential any information obtained during such audit and will report to Lilly only their conclusions. The cost of such audit will be borne by Lilly; provided, however, in the event such audit reveals that the ViroPharma Royalty Payments previously reported to Lilly are less than the properly calculated amount of ViroPharma Royalty Payments hereunder by five percent (5%) or more from that revealed by the audit, the cost of the audit will be borne by ViroPharma. ViroPharma will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to sales of Marketed Product for a New Indication and ViroPharma New Product and granting Lilly the right (substantially similar to the right described in this Section 2.3) to audit or to have an independent public accounting firm reasonably acceptable to ViroPharma audit the accuracy of the information reported by the sublicensee in connection therewith.

2.4	Late Payments. Any amounts not paid by ViroPharma when due under this Agreement or the Manufacturing Agreement will be subject to interest from and including the date payment is due through and including the date upon which Lilly has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of Ten Percent (10%) plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty-five (365) day year, or (ii) the maximum interest rate allowed by law.

ARTICLE 3

ASSIGNMENT

3.1	Assignment of Purchased Assets to ViroPharma.

(a) Purchase and Sale. Subject to the terms and conditions set forth herein and in the bill of sale, a form of which is attached hereto as Exhibit A (“Lilly Bill of Sale”), as of the Closing Date, Lilly shall, and shall cause its Affiliates to, assign, sell, convey, transfer and deliver to ViroPharma, and ViroPharma shall acquire, buy and accept from Lilly and its Affiliates, all of Lilly’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets, free and clear from all Encumbrances other than (i) Permitted Encumbrances and (ii) Lilly’s obligations under the Expiring Agreements. Notwithstanding the foregoing, Lilly will be entitled to retain a copy of all or any portion of any document or record included in the Purchased Assets for archival purposes, and for use in connection with those activities permitted under Section 4.4. In the event, following the Closing Date, that Lilly or ViroPharma discover that any of the Purchased Assets was held at the time of Closing by Lilly or an Affiliate of Lilly and were not transferred to ViroPharma as of the Closing, Lilly will, at its own costs, transfer or cause the transfer thereof to ViroPharma as soon as is commercially practicable after such discovery.

(b) Marketing Materials. Lilly has advised ViroPharma that due to the age of the Marketed Products and the fact that they are no longer actively promoted by Lilly, Lilly may have no currently utilized Marketing Material, and that any Marketing Materials used in the past may no longer exist or may be available only in Lilly archives that are not reasonably accessible. Accordingly, within 30 days following the Closing Date, Lilly shall provide to ViroPharma copies of all current packaging, labeling and inserts related to the Marketed Products and all other Marketing Materials that are reasonably accessible to Lilly. If ViroPharma identifies any Marketing

Materials that it believes Lilly may still possess, which Marketing Material would be of significant value to ViroPharma, it may request Lilly to provide a copy thereof, in which case Lilly will make a good faith search of readily available records, and provide a copy of such Marketing Materials if located. It is understood that any such request should be a significant event, and that Lilly makes no representation or warranty regarding the usefulness or appropriateness of any Marketing Materials.

(c) PEG. Title to PEG (estimated to be [***] (“VP PEG”) in Lilly’s inventory as of the Closing Date, after deducting a quantity of [***] to be retained by Lilly for its own use (“Retained PEG”), shall be transferred “AS IS” to ViroPharma subject to this Section 3.1(c). ViroPharma shall be responsible for insuring the VP PEG against casualty and other losses. Lilly will hold the Retained PEG after Closing to meet Lilly’s requirements for Lilly’s markets outside the Territory, for development lots in connection with the Third Person Supply Chain Agreements and to meet Lilly’s requirements for PEG to manufacture and supply Marketed Product under the Manufacturing Agreement. Lilly may use the Retained PEG for such purposes without cost to Lilly. The VP PEG will be shipped to ViroPharma at ViroPharma’s cost as directed by ViroPharma within Ninety (90) days of the Closing Date. In connection with ViroPharma’s purchase of the PEG, at Closing, Lilly shall execute and deliver a Bailee’s Subordination substantially in the form attached hereto as Exhibit G. Any Retained PEG not used by Lilly for the purposes described above will be shipped to ViroPharma at ViroPharma’s cost, or destroyed by Lilly as instructed by ViroPharma.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 4

LICENSE OF RIGHTS

4.1	Grant of License to ViroPharma under Licensed Technology.

(a) Licensed Marketed Product Technology. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to ViroPharma an irrevocable (subject to suspension in accordance with the provisions of Section 10.2), fully-paid, royalty-free, exclusive license under the Licensed Marketed Product Technology, with a right to sublicense or assign such licensed rights in accordance with the terms of this Agreement, solely to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote Marketed Products in the Territory. In addition, subject to the terms and conditions set forth herein and existing rights of Third Persons, as of the Closing Date, Lilly hereby grants to ViroPharma an irrevocable, fully-paid, royalty-free, non-exclusive license under the Licensed Marketed Product Technology, with a right to sublicense or assign such license rights in accordance with the terms of this Agreement, to make or have made Marketed Products outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Marketed Products in the Territory. Except for in connection with Third Party Supply Chain, Lilly makes no agreement, representation or warranty that exercising such license in any country outside the Territory will not infringe the rights of Third Persons in such country. Following the Closing Date, other then in connection with the Third Party Supply Chain should ViroPharma desire to use the Licensed Marketed Product Technology for the purpose of manufacturing Marketed Product in a country outside the Territory for sale within the Territory, ViroPharma may so advise Lilly. Subject to any then existing licenses between Lilly and any other Third Person, Lilly will, without further charge or other action of ViroPharma, grant to ViroPharma an irrevocable (subject to suspension to the extent expressly set forth herein), fully-paid, royalty-free, exclusive license under the Licensed Marketed Product Technology, with a right to sublicense or assign such licensed rights in accordance with the terms of this Agreement, to make or have made Marketed Product in such country outside the Territory solely for selling distributing, using, offering to sell, importing, marketing and promoting Marketed Product in the Territory.

(b) Licensed Technology. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to ViroPharma an irrevocable, fully-paid, royalty-free, non-exclusive license under the Licensed Technology, with a right to assign such licensed rights in accordance with the terms of this Agreement, solely to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote Vancomycin Products in the Territory. In addition, subject to the terms and conditions set forth herein, and existing rights of Third Persons, as of the Closing Date, Lilly hereby grants to ViroPharma an irrevocable, fully-paid, royalty-free, non-exclusive license under the Licensed Technology, with a right to assign such license rights in accordance with the terms of this Agreement, to make or have made Vancomycin Products outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory. Lilly makes no agreement, representation or warranty that exercising such license in any country outside the Territory will not infringe the rights of Third Persons in such country. Following the Closing Date, should ViroPharma desire to use the Licensed Technology for the purpose of manufacturing Vancomycin Products in a country outside the Territory for sale within the Territory, ViroPharma may so advise Lilly. Subject to any then existing licenses between Lilly and any other Third Person, Lilly will, without further charge or other action of ViroPharma, grant to ViroPharma an irrevocable (subject to suspension to the extent expressly set forth herein), fully-paid, royalty-free, exclusive license under the Licensed Technology, with a right to sublicense or assign such licensed rights in accordance with the terms of this Agreement, to make or have made Vancomycin Products in such country outside the Territory solely for selling distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory.

(c) Other Technology. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to ViroPharma an irrevocable (subject to suspension in accordance with the provisions of Section 10.2), fully-paid, royalty-free, non-exclusive license with a right to sublicense and assign such licensed rights in accordance with the terms of this Agreement under (i) the Licensed Patents; and (ii) any other intellectual property owned or controlled by Lilly as of the Closing Date (in whole or in part) necessary, solely to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, export, promote and co-promote Vancomycin Products in the Territory and, subject to the rights of Third Persons, to make or have made Vancomycin Products outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory. Lilly makes no agreement, representation or warranty that exercising such license in any country outside the Territory will not infringe the rights of Third Persons in such country. Following the Closing Date, should ViroPharma desire to exercise the license granted under this Section 4.1(c) for the purpose of manufacturing Vancomycin Products in a country outside the Territory for sale within the Territory, ViroPharma may so advise Lilly. Subject to any then existing licenses between Lilly and any other Third Person, Lilly will, without further charge or other action of ViroPharma, grant to ViroPharma an irrevocable (subject to suspension to the extent expressly set forth herein), fully-paid, royalty-free, non-exclusive license under the license granted under this

Section 4.1(c), with a right to sublicense or assign such licensed rights in accordance with the terms of this Agreement, to make or have made Vancomycin Products in such country outside the Territory solely for selling distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory.

(d) Non-Assert. Lilly shall not assert against ViroPharma, or Affiliates or sublicensees of ViroPharma, any Patents obtained or controlled (in whole or in part) by Lilly after the Closing Date which would prevent ViroPharma or its Affiliates or sublicensees from (i) researching, developing, making, having made, distributing, using, selling, offering to sell, having sold, marketing, co-marketing, exporting, promoting and co-promoting Vancomycin Products in the Territory; or (ii) making or having made Vancomycin Products outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory.

(e) Third Party Supply Chain. Notwithstanding anything to the contrary, Lilly acknowledges and agrees that pursuant to this Section 4.1 Lilly has granted to ViroPharma all necessary licenses under the Licensed Marketed Product Technology, the Licensed Discontinued Product Technology and the Licensed Patents with a right to sublicense or assign such licensed rights in accordance with the terms of this Agreement, to make or have made Marketed Product in accordance with the terms of the Third Person Supply Chain Agreement including to make or have made the Marketed Product in any country outside the Territory currently contemplated in the Third Person Supply Chain Agreements solely for selling distributing, using, offering to sell, importing, marketing and promoting Marketed Product in the Territory.

4.2	Grant of License to Licensed Trademark and Trade Dress to ViroPharma.

(a) Trade Mark and Trade Dress. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to ViroPharma a fully paid, royalty-free, non-exclusive license under the Licensed Trademark and Trade Dress, with a right to sublicense or assign such license rights in accordance with the terms of this Agreement, solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote and co-promote Vancomycin Products in the Territory and, subject to the rights of Third Persons, to make or have made Vancomycin Products outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory. Lilly makes no agreement, representation or warranty that exercising such license in any country outside the Territory will not infringe the rights of Third Persons in such country. Following the Closing Date, except in connection with the Third Party Supply Chain Agreements, should ViroPharma desire to use the Licensed Trademark and Trade Dress for the purpose of manufacturing Vancomycin Products in a country outside the Territory for sale within the Territory, ViroPharma may so advise Lilly. Subject to any then existing licenses between Lilly and any other Third Person, Lilly will, without further charge or other action of ViroPharma, grant to ViroPharma an irrevocable (subject to suspension to the extent expressly set forth herein), fully-paid, royalty-free, exclusive license under the Licensed Trademark and Trade Dress, with a right to sublicense or assign such licensed rights in accordance with the terms of this Agreement, to make or have made Vancomycin Products in such country outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Vancomycin Products in the Territory.

(b) Usage. All uses by ViroPharma of the Licensed Trademark and Trade Dress will be in an appropriate manner, without jeopardizing the significance, distinctiveness or validity of the Licensed Trademark and Trade Dress; will use the designation “R” with the Licensed Trademark and Trade Dress which are registered trademarks and trade dress; will indicate that Pulvules® and the appearance of the paraboloidal capsule are registered trademarks of Lilly; and will only be in such form and manner as approved in writing by Lilly. All trademark and trade dress rights from ViroPharma’s use of the Licensed Trademark and Trade Dress will inure to the benefit of Lilly. ViroPharma will not contest or challenge the validity of, or Lilly’s ownership of, the Licensed Trademark and Trade Dress.

(c) Standards. All Marketed Products featuring any of the Licensed Trademark and Trade Dress must be manufactured, labeled, sold, distributed and advertised in accordance with the applicable specifications set forth in the relevant NDA and all Applicable Laws. Once each Calendar Year during the term of this Agreement, if Lilly requests, in order that Lilly can assure itself of the maintenance of the above-described quality standards, ViroPharma will: (i) provide to Lilly free of charge two (2) then-current production samples of each Product and ViroPharma New Product featuring any of the Licensed Trademark and Trade Dress (with then-current packaging) not manufactured by Lilly, and (ii) permit Lilly to inspect the manufacturing process for each Product and ViroPharma New Product not manufactured by Lilly featuring any of the Licensed Trademark and Trade Dress upon five (5) days prior notice.

(d) Lilly Rights. Notwithstanding anything in this Section 4.2 to the contrary, the licenses under the Licensed Trademark and Trade Dress granted to ViroPharma pursuant to this Section 4.2 will not preclude Lilly or its Affiliates from carrying out activities within the scope of the licenses granted under Section 4.4.

(e) Termination of Rights. Notwithstanding anything in this Section 4.2 to the contrary, any license granted to ViroPharma under a Licensed Trademark and Trade Dress will terminate in the Territory upon the date that ViroPharma and all of its successors, assigns and sublicensees permanently cease to make, have made, sell, have sold, use, market, promote, co-market and co-promote all Vancomycin Products that use such Licensed Trademark and Trade Dress in the Territory.

4.3	Sublicenses. The licenses granted herein by Lilly to ViroPharma pursuant to Sections 4.1 and 4.2 may be freely sublicensed by ViroPharma after the Closing Date, subject to the sublicensee’s compliance with the relevant obligations hereof with respect to such licensed rights, without the consent of Lilly, provided that (a) ViroPharma provides written notice of such sublicense to Lilly prior to granting such sublicense; (b) ViroPharma provides a written guarantee of the performance of any sublicensee permitted pursuant to this Section 4.3 in a form reasonably satisfactory to Lilly; and (c) ViroPharma will remain liable for royalty payments as a result of Net Sales made by a Third Person pursuant to a sublicense or license permitted pursuant to this Section 4.3.

4.4	Grant of License to Lilly under Assigned Patents and Licensed Technology.

(a) Manufacturing Agreement. Subject to the terms and conditions set forth herein, as of the Closing Date, ViroPharma hereby grants to Lilly and its Affiliates, for no additional consideration, a royalty-free, non-exclusive license to reference the NDAs, under the Assigned Patents, the Assigned Copyrights, the Licensed Marketed Product Technology and, as provided in the Manufacturing Agreement, in the Assigned Trademarks and Assigned Trade Dress, with a right to sublicense in the Territory, solely to manufacture, or to have manufactured, the Marketed Products for ViroPharma under the Manufacturing Agreement and to otherwise fulfill its obligations thereunder.

(b) Domestic Manufacture for Export. Subject to the terms and conditions set forth herein, as of the Closing Date, ViroPharma hereby grants to Lilly and its Affiliates, for no additional consideration, a non-exclusive, royalty-free license to reference the NDAs, the Assigned Patents and Licensed Technology and the Licensed Trademark and the Trade Dress, to the extent necessary, with a right to sublicense in the Territory, to make or have made the Marketed Product inside the Territory solely for selling, distributing, using, offering to sell, exporting, importing, marketing, promoting and co-promoting the Marketed Product outside of the Territory.

(c) Termination. The license granted in Section 4.4(a) shall automatically terminate effective upon the termination of the Manufacturing Agreement. In the event that the Assigned Patents expire or are otherwise adjudged unenforceable or unpatentable or invalid by a decision of a court or other government agency of competent jurisdiction, the licenses granted in Sections 4.4(a) and 4.4(b) shall automatically terminate with respect to such invalid Assigned Patents. Notwithstanding the foregoing grant of licenses to Lilly, ViroPharma shall have no obligation to Lilly to maintain the enforceability of the Assigned Patents.

4.5	Expiring Agreements.

(a) Lilly has provided complete and accurate executed copies of the Expiring Agreements to ViroPharma. Subject to the terms and conditions set forth herein, as of the Closing Date, ViroPharma hereby grants to Lilly a limited, non-exclusive license to sublicense the Assigned Patents, the Licensed Technology, the Assigned Trademarks and the Assigned Copyrights, together with, the right to reference the Discontinued NDAs (to the extent necessary) to the Expiring Party pursuant to the Expiring Agreements, solely to the extent required for Lilly to meet its obligations to the Expiring Party thereunder and solely for the term of the Expiring Agreements. Lilly has not consented to any sublicenses by the Expiring Party under the Expiring Agreements and Lilly shall not provide the Expiring Party with the consent to sublicense any of these rights thereunder without the prior written consent of ViroPharma. Pursuant to a letter of termination provided to the Expiring Party from Lilly on December 19, 2003, Lilly has terminated the Expiring Agreements effective as of December 31, 2005. Lilly shall take no action to amend the Expiring Agreements, including, without limitation, extending the Expiring Agreements beyond December 31, 2005; provided that Lilly reserves the right to terminate the Expiring Agreements anytime prior to December 31, 2005.

(b) Lilly shall diligently enforce any and all obligations of the Expiring Party under the Expiring Agreements, including, without limitation, the quality control provisions and trademark usage standards. Without limiting the generality of the foregoing, all products featuring any of the Assigned Trademarks must be manufactured, labeled, sold, distributed and advertised in accordance with the applicable specifications set forth in the relevant NDA and all Applicable Laws.

4.6	Excluded Assets. Anything herein to the contrary notwithstanding, except as set forth in the Manufacturing Agreement, ViroPharma will have no right, title or interest in or to: (a) the trademarks “ELI LILLY AND COMPANY” and “LILLY” and any variation thereof, and any other rights in or to such names; and (b) any other asset of Lilly or its Affiliates not expressly transferred to ViroPharma pursuant to this Agreement.

4.7	Lilly Employee Health Services. Subject to and in accordance with Section 7.25, Lilly reserves the right, and the rights granted or licensed to ViroPharma are subject to Lilly’s right to utilize all Lilly Finished Product Health Services Supplies for purpose of dispensing Product to its employees and relatives of employees until such supply is exhausted.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LILLY

Lilly hereby represents and warrants to ViroPharma, with respect to the Territory unless otherwise specifically stated, that as of the Effective Date, subject to the exceptions as are specifically disclosed in the schedules (referencing the appropriate Sections hereof) supplied by Lilly (the “Lilly Disclosure Schedules”), as follows:

5.1	Completeness of Intellectual Property.

(a) The (i) Assigned Copyrights, (ii) Assigned Trade Dress, (iii) Assigned Trademarks, (iv) Assigned Patents, (v) Licensed Marketed Product Technology, (vi) Licensed Trademark and Trade Dress and (vii) Assigned Domain Names (collectively, the “Intellectual Property”) and the Licensed Patents include all intellectual property rights necessary to conduct the Activities with respect to Marketed Product.

(b) Schedule 1.5 identifies all registered Assigned Copyrights. Lilly shall provide to ViroPharma copies of all materials embodying the Assigned Copyrights that are in its possession or control as of the Closing Date, including without limitation, the Marketing Materials as provided in Section 3.1(b). Notwithstanding anything in this Agreement to the contrary, Lilly makes no representation or warranty as to the existence, validity, enforceability, or non-infringement of the Assigned Copyrights and is transferring whatever rights, if any, that Lilly has to copyrights related to the Marketed Product to ViroPharma “As Is”.

(c) Schedule 1.10 identifies all United States registrations of the Assigned Trademarks as of the Closing Date. Lilly shall provide to ViroPharma examples of the principal uses of the Assigned Trademarks that are in its possession or control as of the Closing Date including, without limitation, packaging and packaging inserts.

(d) Schedule 1.6 identifies all registrations of the Assigned Domain names as of the Closing Date. To the knowledge of Lilly, there are no other domain name registrations owned by Lilly or its Affiliates incorporating the Assigned Trademarks, in whole or in part.

(e) Schedule 1.7 identifies all of the Assigned Patents.

(f) Schedule 5.1(f) identifies certain features of the process used by Lilly to manufacture the Marketed Product.

(g) Schedule 1.43 identifies all of the Licensed Patents as of the Closing Date.

5.2	Ownership of Intellectual Property.

(a) Lilly solely and exclusively owns and has the right to use, or will own and have the right to use at Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Intellectual Property. Lilly has the full right and power to make and effectuate the assignments to ViroPharma of the Intellectual Property, and the license to ViroPharma of the Licensed Patents and the Licensed Discontinued Product Technology as provided hereunder.

(b) All personnel, including employees, agents, consultants, sales representatives and contractors, who have contributed to, or participated in, the conception or development of the Intellectual Property on behalf of Lilly either (i) have done so under an express or implied “work made for hire” agreement with Lilly, in accordance with applicable federal and state law, that has accorded to Lilly full effective, exclusive and original ownership of all Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment that have conveyed to Lilly full, effective and exclusive ownership of all Intellectual Property thereby arising; except in each case where the failure to do so would not have a Material Adverse Effect.

5.3	Validity/Maintenance of Intellectual Property.

(a) All of the Assigned Trademarks are valid and enforceable in all material respects. The Assigned Trade Dress and the Licensed Marketed Product Technology are in each case valid and can be used to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote the Marketed Product consistent with prior practices.

(b) All of the registrations and applications relating to the Assigned Trademark and Assigned Patents are and remain in good standing, with all fees, payments and filings due duly made; the expiration and/or renewal dates specified on Schedule 5.3(b) are accurate and complete in all material respects. Lilly has provided to ViroPharma complete copies of all registrations and applications relating to the Intellectual Property and has made available complete copies of all other written documentation evidencing ownership and prosecution of the same.

(c) Lilly has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets and confidential information included in the Licensed Technology (the “Proprietary Technology”) consistent with Lilly’s practices with respect to other products of a similar value. Lilly has not taken any action, nor failed to take any action, that directly or indirectly caused any Proprietary Technology to enter the public domain or in any way that materially adversely affects or is likely to affect its value. Lilly acknowledges and agrees that from and after the Closing

Date, ViroPharma will have a legitimate and continuing proprietary interest in the protection of the Proprietary Technology and Lilly agrees that, prior to and following the Closing Date, it shall use all reasonable efforts in accordance with Lilly policies to secure and maintain the confidentiality of the Proprietary Technology, but in no event using less than reasonable efforts used by Lilly with respect to other products of similar value.

(d) None of the Intellectual Property nor the Licensed Patents has been canceled or adjudicated invalid or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Lilly’s rights or is subject to any challenge or opposition. In addition, to the best of Lilly’s knowledge, (i) the Licensed Discontinued Product Technology has not been canceled or adjudicated invalid or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Lilly’s rights or is subject to any challenge or opposition and (ii) none of the Intellectual Property, the Licensed Patents nor the Licensed Discontinued Product Technology has been abandoned.

(e) To Lilly’s knowledge, no domain names comprised in whole or in part of the Assigned Trademark have been registered by Third Persons.

(f) (i) Lilly has not made any filings or obtained any registrations with the U.S. Customs Service relating to the Marketed Products or the Assigned Trademarks; (ii) Lilly has not enforced any rights relating to the Marketed Products or the Assigned Trademarks through the U.S. Customs Service; (iii) Lilly has not contacted or taken action against any Third Person regarding an actual or potential violation of U.S. Customs Service regulations relating to the Assigned Trademarks or the Marketed Products; and (iv) Lilly is not aware of any past or current unauthorized re-importation or importation into the Territory of any Marketed Products or any corresponding infringing or gray market goods.

5.4	Non-infringement.

(a) No claims are pending or, to the knowledge of Lilly, threatened, and to the knowledge of Lilly, without investigation, there are no bases for any such claims, against Lilly or any of its Affiliates by any Third Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property, Licensed Patents or Licensed Discontinued Product Technology.

(b) To the knowledge of Lilly, without investigation, there are no patents, trademarks, trade names, copyrights, trade secrets or any other proprietary rights of any Third Person that are or could be infringed by the manufacture, use, promotion or sale of the Marketed Products in the Territory.

(c) To the knowledge of Lilly, without investigation, none of the Intellectual Property, the Licensed Patents or the Licensed Discontinued Product Technology is currently being infringed by any Third Person, and neither Lilly nor any of Lilly’s Affiliates has made any claims that a Third Person has violated or infringed any of Lilly’s or its Affiliates’ rights in the Intellectual Property, the Licensed Patents or the Licensed Discontinued Product Technology.

5.5	Rights Granted to Third Persons. Neither Lilly nor any of Lilly’s Affiliates has executed or granted to any Third Person, directly or indirectly, or entered into any Contract for, or retained, any license or other right to (a) develop, manufacture, market, distribute, sell or offer for sale the Marketed Product in the Territory or to import the Marketed Product into the Territory; or (b) in or to the Assigned Intellectual Property.

5.6	NDAs; Regulatory Matters.

(a) Lilly has furnished ViroPharma with access to a complete and accurate copy of the Marketed Product NDA, including all amendments and supplements thereto and has provided ViroPharma with a full and adequate opportunity to review and evaluate the Marketed Product NDA and its regulatory status.

(b) (i) Although the NDAs are not “state of the art” (which ViroPharma hereby acknowledges) Lilly has complied in all material respects with all Applicable Laws in connection with their preparation and submission to the FDA and, with respect to the Marketed Product NDA, related maintenance, (ii) each of the NDAs has been approved by the FDA, (iii) except with respect to the Discontinued Products NDAs, nothing has come to the attention of Lilly which has led Lilly to believe that any of the NDAs are not in good standing with the FDA and (iv) there are no Phase IV commitments for studies of Vancomycin or Vancomycin Products which have not been satisfied by Lilly and accepted by the FDA, as needed.

(c) Each of the NDAs is owned exclusively by Lilly.

(d) There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the knowledge of Lilly, threatened seeking the revocation or suspension of any Regulatory Approval relating to the sale of any Marketed Product and, to the knowledge of Lilly, there is no basis for such an Action or Proceeding.

5.7	Organization and Standing. Lilly is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Each of Lilly and its Affiliates has all requisite corporate power and authority to own, lease, license and operate the Purchased Assets.

5.8

Power and Authority. (a) Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein; and (b) the execution, delivery and performance of this Agreement by Lilly and its Affiliates does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly’s (or any Affiliate’s) organizational documents, bylaws, or any Applicable Law applicable to Lilly or its Affiliates, or any material agreement, mortgage, lease, instrument, license, order, judgment, or decree to which Lilly or its Affiliates is a party or by which Lilly, its Affiliates or any of the Purchased Assets is bound.

5.9	Corporate Action; Binding Effect. (a) Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby; and (b) this Agreement has been duly executed and delivered by Lilly and constitutes, and the other documents and instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly and its Affiliates enforceable against Lilly and its Affiliates (as applicable) in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

5.10	Regulatory Status of Product. Since January 1, 2000, there have been no recalls, withdrawals, or market replacements of the Marketed Product in the Territory, and, to the best of Lilly’s knowledge, there exists no set of facts or circumstances that would cause Lilly to believe or suspect that a recall, withdrawal or market replacement for the Marketed Product in the Territory is pending, likely or necessary. The 2002 recall by Lilly of certain Vancomycin products (which did not include the Marketed Product) has been completed; the FDA has concurred in the close-out of the recall; and Lilly is not aware of any outstanding stocks of the lots affected by the recall.

5.11

Consents and Approvals. (a) No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement, document or instrument contemplated by this Agreement, is necessary or required for the performance by Lilly of its obligations contemplated hereby and thereby other than (i) the filings required of both Parties pursuant to the HSR Act, (ii) the information submissions required of a former owner of the NDAs pursuant to 21 C.F.R. § 314.72 and (iii) any filings reasonably requested by ViroPharma as may be necessary to change the records of ownership in the U.S. Patent and Trademark, the U.S. Copyright Office or any applicable Internet domain name registrar or registry; (b) Neither the execution and delivery of this Agreement or any agreement, document or instrument contemplated by this Agreement, nor the performance by Lilly of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Lilly, (ii) conflict with or result in a violation or breach of, or constitute a default under, any Contract, agreement or instrument to which Lilly is a party or by which Lilly or the Purchased Assets are bound, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or (iii) violate or conflict with any Applicable Law, applicable to Lilly or the Purchased Assets, except in the case of clauses (i) and (iii) for violations, breaches or defaults that would not have a Material Adverse Effect, or have a material adverse effect on Lilly’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

5.12	Brokerage. No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.13

Not Debarred. Lilly and its employees are not debarred and Lilly has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any

time this representation and warranty is no longer accurate, Lilly will immediately notify ViroPharma of such fact.

5.14	Litigation. (a) There are no pending or, to Lilly’s knowledge as of the Closing Date, threatened, judicial, administrative or arbitral Actions or Proceedings (or to Lilly’s knowledge, without investigation, any basis therefor) against Lilly or its Affiliates in the Territory which, either individually or together with any other, could have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby or would otherwise have a Material Adverse Effect; (b) there currently is no Action or Proceeding (or to Lilly’s knowledge, without investigation, any basis therefor) or, to Lilly’s knowledge, any threatened Action or Proceeding, related to or arising out of the Marketed Product, the Purchased Assets, or the Licensed Technology or Licensed Trademarks and Trade Dress; and (iii) there has been no Action or Proceeding relating to products liability claims relating to or arising out of the Product.

5.15	Material Contracts. Schedule 5.15 sets forth a complete and correct list and the material financial terms and conditions, including rebate, chargeback and discount terms, of each Contract to which Lilly or any of its Affiliates is a party that (a) relates to (i) the manufacture, marketing, sale or distribution of any of the Marketed Products in the Territory; (ii) the acquisition, sale, license or assignment of the Intellectual Property; or (iii) sales of Products to any Governmental or Regulatory Authority and (b) either (i) has a value in excess of $150,000 or (ii) contains a covenant not to compete or covenants that in any way purport to restrict the business activity of Lilly and/or its Affiliates related to the Activities or limit the freedom of Lilly and/or its Affiliates to engage in the Activities or to compete with any Person or otherwise restricts the rights of Lilly and/or its Affiliates to use or disclose any information in its or their possession related to the Activities (collectively, the “Material Contracts”). The Material Contracts are the only Contracts material to the Activities.

5.16	Title to Purchased Assets.

(a) Lilly, on the Closing Date, will solely own and have good and marketable title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and will have the legal right and ability to transfer the Purchased Assets to ViroPharma.

(b) On the Closing Date, ViroPharma will acquire good title to, and all right, title and interest of Lilly and its Affiliates in and to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) Lilly has not granted any rights or licenses that are inconsistent with the rights and licenses granted to ViroPharma under this Agreement, and Lilly has the right to grant and has validly granted the rights and licenses granted to ViroPharma under this Agreement.

(d) The Purchased Assets together with the Intellectual Property constitute all of assets, rights and services required for the continued operation of the Activities by ViroPharma as carried on by Lilly and its Affiliates in the past twelve (12) months.

5.17	Product Information. The information provided to ViroPharma by Lilly with respect to the safety and efficacy of the Marketed Products is complete and accurate, and Lilly has not withheld any information that indicates that the Marketed Product is not safe and/or not effective and has not withheld any information that would make the information provided to ViroPharma misleading.

5.18

Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY OF ANY TYPE, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES,

INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT. Without limiting the foregoing, ViroPharma acknowledges that it is not relying upon any implied warranties of merchantability, implied warranties of fitness for a particular purpose, or implied warranties of non-infringement, or upon any representation or warranty whatsoever, except as expressly provided in this Article 5, as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Activities after the date of this Agreement.

5.19	Financial Information.

(a) Attached hereto as Schedule 5.19 is a list and description of certain financial information previously provided to ViroPharma by Lilly including, among other things, gross sales and net sales, with respect to Marketed Product in the Territory (the “Financial Information”). The Financial Information was based upon the information contained in the books and records of Lilly and is accurate in all material respects, the information purported to be set forth therein, except that all adjustments required by U.S. generally accepted accounting principles may not have been made. Such adjustments shall not have a Material Adverse Effect on the Financial Information.

(b) The content of Financial Information shall be substantially the same as the content of the financial information related to the Marketed Product that will be set forth in the Financial Statements to be delivered to ViroPharma pursuant to Section 7.20.

(c) Lilly has no knowledge, without investigation, of any current or planned generic entry of an oral Vancomycin Product in the Territory.

(d) Lilly currently does not sell or promote any products in the Territory that are competitive with the Marketed Products which would have a

Material Adverse Effect on the sales of the Marketed Product in the Territory and Lilly has no current intention to develop, acquire or obtain any rights to any such products.

5.20	Absence of Certain Changes. Since January 1, 2004, Lilly and its Affiliates have conducted the Activities in the ordinary course of business consistent with past practices, including the sale or offer for sale of the Marketed Product. Without limiting the generality of the preceding sentence, since January 1, 2004, neither Lilly nor any of its Affiliates has sold Marketed Product to wholesalers or distributors at prices below its standard selling price outside the ordinary course of business or made any promotions or offers to wholesalers or distributors outside the ordinary course of business. Since January 1, 2004, (a) there has been no damage or impairment to, or destruction or loss of, the Purchased Assets, that had or could reasonably be expected to have a Material Adverse Effect; and (b) there has been no sale, assignment, transfer or Encumbrance (other than a Permitted Encumbrance) of the Purchased Assets outside the ordinary course of business.

5.21	Activities in Canada. Lilly and its Affiliates have not granted any rights to [***] any oral Vancomycin Product in Canada to any Third Person except for the rights granted by Lilly’s wholly owned Canadian subsidiary (“Lilly Canada”) to a Third Person (“RFN Holder Canada”) for a [***] to oral Vancomycin Products in Canada (“Existing RFN”). The Existing RFN does not entitle the RFN Holder Canada to any [***] or other rights, including [***] rights with respect to oral Vancomycin Products in the Territory and it does not grant or otherwise entitle the RFN Holder Canada to any [***] rights with respect to oral Vancomycin Products in Canada.

5.22	PEG and PEG Suppler. Lilly has made available to ViroPharma the purchase order related to its purchase of PEG and there are no other Contracts relating to the purchase of PEG. The PEG when delivered to Lilly met all of Lilly’s

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

specifications. Lilly has used reasonable business efforts to maintain, and currently maintains a good working relationship with the supplier of PEG.

5.23	Certain Existing Contracts. Schedule 5.23 sets forth a complete and correct description of Lilly’s pricing and quantity obligations and other material terms of the Product that will survive the Closing Date, including group purchasing organization contracts (the “Certain Existing Contracts”) and identifies with specificity those obligations that ViroPharma will be performing on and after the Closing Date pursuant to Section 7.12.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF VIROPHARMA

ViroPharma hereby represents and warrants to Lilly as of the Effective Date, subject to the exceptions as are specifically disclosed in the schedules (referencing the appropriate Sections hereof) supplied by ViroPharma (the “ViroPharma Disclosure Schedules”), as follows:

6.1	Organization and Standing. ViroPharma is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

6.2	Powers and Authority. (a) ViroPharma has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein; (b) the execution, delivery, and performance of this Agreement by ViroPharma does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of ViroPharma’s organizational documents, bylaws, any Applicable Law applicable to ViroPharma, or any material agreement, mortgage, lease, instrument, license, order, judgment, or decree to which ViroPharma is a party or by which ViroPharma is bound.

6.3	Corporate Action; Binding Effect. (a) ViroPharma has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby; and (b) this Agreement has been duly executed and delivered by ViroPharma and constitutes, and the other documents and instruments contemplated hereby when duly executed and delivered by ViroPharma will constitute legal, valid, and binding obligations of ViroPharma enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

6.4

Consents and Approvals. To ViroPharma’s knowledge, except for filing in connection with the HSR Act, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by ViroPharma or the performance by ViroPharma of its obligations contemplated hereby and thereby other than the information submissions required by the FDA with respect to the NDAs. Neither the execution and delivery of this Agreement or any agreement, document or instrument contemplated by this Agreement, nor the performance by ViroPharma or its Affiliates of its obligations hereunder or thereunder will (a) violate the certificate of incorporation, by-laws or other organizational document of ViroPharma, (b) conflict with or result in a violation or breach of, or constitute a default under, any Contract, agreement or instrument to which ViroPharma is a party or by which ViroPharma or its Affiliates are bound, or (c) violate or conflict with any Applicable Law, applicable to ViroPharma or its Affiliates, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not have a material adverse effect on ViroPharma’ ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

6.5	Brokerage. No broker, finder or similar agent has been employed by or on behalf of ViroPharma, and no Person with which ViroPharma has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.6	Not Debarred. ViroPharma is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, ViroPharma will immediately notify Lilly of such fact.

6.7	Litigation. There are no pending or, to ViroPharma’s knowledge as of the Closing Date, threatened judicial, administrative or arbitral Actions or Proceedings pending as of the date hereof against ViroPharma which, either individually or together with any other, will have a material adverse effect on the ability of ViroPharma to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

6.8

No Other or Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, VIROPHARMA MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND VIROPHARMA SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT. Without limiting the foregoing, Lilly acknowledges that it has not and is not relying upon any representation, warranty or covenant whatsoever as to the future prospects

(financial, regulatory or otherwise) or the likelihood of commercial success of the Activities, including ViroPharma New Products after the Closing Date, and that ViroPharma is under no obligation to develop or commercialize any ViroPharma New Product or New Indication.

6.9	NDAs. ViroPharma acknowledges that ViroPharma has had full and adequate opportunity to review and evaluate the Marketed Product NDA and its regulatory status, and except for the representation and warranties contained in Section 5.6: (i) ViroPharma is relying upon its own judgment and experience in connection with the NDAs, and (ii) Lilly is assigning, selling, conveying, transferring and delivering the NDAs to ViroPharma “AS IS.”

6.10	European Generic Manufacturer. ViroPharma acknowledges that ViroPharma is aware of a generic manufacturer of oral Vancomycin in Europe.

6.11	ViroPharma Financing. ViroPharma has sufficient funds to pay the Purchase Price, provided however, that a portion of the funds are held in escrow subject to the conditions for release from such escrow set forth in Schedule 6.11.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS

OF THE PARTIES

7.1	Governmental Filings. Lilly and ViroPharma each agree to prepare and file whatever filings, requests or applications are required to be filed with any Governmental or Regulatory Authority in connection with the transfer of rights in Article 3 of this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing, including the filings required of both Parties pursuant to the HSR Act.

7.2	Compliance with Law.

(a) ViroPharma agrees and acknowledges that as owner of the NDAs, ViroPharma, and not Lilly (except for Lilly’s responsibilities under the

Transition Services Agreement), will have sole responsibility for, among other things, adverse event reporting, product quality complaints, label maintenance, other regulatory reporting obligations, payment of any and all product user fees, and medical and technical inquiries. Lilly and ViroPharma each will keep all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies.

(b) During the term of the Manufacturing Agreement and for two (2) years thereafter, Lilly and ViroPharma each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA, or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, involving the manufacturing, selling, marketing, promoting, co-promoting and co-marketing of the Marketed Product in the Territory. ViroPharma and Lilly will cooperate with each other during any such inspection, investigation or other inquiry including allowing upon reasonable request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. ViroPharma and Lilly will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Lilly will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and ViroPharma will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities

7.3	Expenses. Lilly and ViroPharma will each bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby. Lilly agrees to reimburse ViroPharma [***] of the filing fee paid in connection with the filing required pursuant to the HSR Act within thirty (30) days following the Closing Date.

7.4	Reasonable Efforts. Lilly and ViroPharma each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities and other Persons (including all applicable drug listing and NDA notifications to the FDA identifying ViroPharma as the Marketing Authorization holder of the Product); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

7.5	Publicity. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby and under the Manufacturing Agreement, the Cooperation Agreement and the Transition Services Agreement or, with respect to a ViroPharma publicity release or announcement, that includes the name of Lilly with respect to such transaction, will be issued without the advance written consent of the other, which will not be unreasonably withheld, except to the extent such publicity release or announcement is substantially similar to, or whose relevant statements are consistent with the statements in, the press release set forth in Schedule 7.5 attached hereto. Notwithstanding anything in this Section 7.5 and Article 9 to the contrary, each Party may make filings or disclosures that are required by Applicable Laws (as determined to be so required by outside counsel for the disclosing Party)

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

including filings or disclosures required by or to the Securities and Exchange Commission (“SEC”) (and any other applicable securities exchanges) that discuss the subject matter of this Agreement, the Manufacturing Agreement or the Transition Services Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party will use commercially reasonable efforts to provide the other Party with no less than three (3) business days to review and comment on such filings, or the relevant portions thereof, pertaining to the transactions contemplated hereby or by the Manufacturing Agreement or by the Transition Services Agreement, and such Party does not unreasonably reject the incorporation of such comments into such filings. The Parties shall discuss confidential treatment requests to be made with the SEC, subject to the discretion of the SEC filer in compliance with Applicable Laws.

7.6	Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA, relating in any way to the manufacturing, selling, marketing, promoting, co-marketing or co-promoting any Products in the Territory, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided, that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days), and provided further, that neither Party is required to disclose any legally privileged documents or information to the other Party. Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

7.7	Conflicting Rights. Neither Party will grant any right to any Third Person that would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

7.8	Deemed Breach of Covenant. Neither Lilly nor ViroPharma will be deemed to be in breach of this Agreement to the extent such Party’s breach is the result of any action or inaction on the part of the other Party.

7.9	Notification; Customer Orders.

(a) Notification. Following the Closing Date, and together with ViroPharma, Lilly shall promptly notify all wholesalers and distributors of the Marketed Product in the Territory of the transfer of the Purchased Assets. Such notification shall be in a writing substantially similar to Exhibit B-1 attached hereto. In addition, in accordance with the Transition Services Agreement, and together with ViroPharma, Lilly shall promptly notify all wholesalers and distributors of the Product in the Territory of the transfer of the Purchased Assets to ViroPharma and the change in the distribution of the Product. Such notification shall be in a writing substantially similar to Exhibit B-2 attached hereto.

(b) Customer Orders. All customer orders for Marketed Product received during the Service Period (as defined in the Transition Services Agreement) shall be handled pursuant to the terms of the Transition Services Agreement. Following the Service Period: (i) Lilly will take such steps as may be reasonably required to ensure that all customer orders for Marketed Product received from customers in the Territory are forwarded to ViroPharma in writing within forty-eight (48) hours after receipt by Lilly; and (ii) Lilly agrees that any customer in the Territory ordering or requesting any information with respect to the Marketed Product will be informed that ViroPharma is now supplying the Marketed Product.

7.10	Assignment or Licenses Outside the Territory. Notwithstanding anything in this Agreement to the contrary, ViroPharma acknowledges and agrees that Lilly is not assigning or licensing to ViroPharma the rights to make, have made, distribute, use, sell, offer to sell, have sold, import, market, co-market, promote or co-promote the Product outside the Territory, except for the non-exclusive rights to make or have made Product outside of the Territory solely for importation and sale in the Territory as provided in Sections 4.1 and 4.2. The parties acknowledge and agree that this Territory restriction shall not restrict ViroPharma from selling Vancomycin Products to the United States Government pursuant to a Multiple Award Schedule contract, as the United States Government is reasonably deemed to be everywhere within the United States and the United States Government may lawfully make Product purchases within the Territory for delivery outside of the Territory and vise versa.

7.11	Notice of New Indications and New Products. ViroPharma will use commercially reasonable efforts to provide Lilly with reasonable advance notice prior to the launch of a New Indication or a ViroPharma New Product pursuant which Lilly would be entitled to royalties under Article 2 of this Agreement.

7.12	Medicaid and Other Rebates.

(a) In General. Subject to the Transition Services Agreement, the Parties will administer and pay all rebates, chargebacks and other similar programs as set forth in this Section 7.12. It is the intent of the Parties that for sales made by either Party for Marketed Product bearing Lilly’s NDC Code, the following will apply: (i) Lilly will remain responsible for administration and payment of all Rebate Programs (as defined below) for sales of Marketed Product by Lilly prior to the Closing Date; (ii) with respect to Medicaid/Medicare rebates after the Closing Date, Lilly will administer such rebates and ViroPharma will be responsible for the cost of such rebates to be reimbursed to Lilly using the procedures hereafter described; (iii) after the Closing Date Lilly will administer rebates and chargebacks for purchases under Lilly’s VA Agreements/Government FSS and ViroPharma will be responsible for the cost of such rebates to be reimbursed to Lilly using the procedures hereafter described; and (iv) with respect to the group purchasing agreements, Lilly will terminate such agreements for Marketed Product as soon as allowed under the respective group purchasing agreements but no later than Ninety (90) days after the Closing Date and during such time Lilly will administer rebates and chargebacks for purchases of Marketed Product by such group purchasing organizations FSS and ViroPharma will be responsible for the cost of such rebates and chargebacks to be reimbursed to Lilly using the procedures hereafter described.

(b) Sales of Product Under Lilly’s NDC Code. Lilly will process and be responsible for the administration and initial payment of all federal, state and local group purchasing organizations and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Marketed Product (collectively, “Rebate Programs”), in each case, related to Marketed Product sold under Lilly’s NDC code, regardless of whether such Marketed Product was sold by Lilly, ViroPharma or any of their respective Permitted Sellers, subject to the following procedures; provided, however, that ViroPharma will pay to Lilly (by Federal Reserve electronic wire transfer in immediately available funds to an account previously designated by Lilly) (i) within one-hundred and twenty (120) days of the Closing Date 5% of the gross amount invoiced by ViroPharma or another ViroPharma Permitted Seller during the first ninety (90) days following the Closing Date, or by Lilly on ViroPharma’s behalf during the term of the Transition Services Agreement for Marketed Product bearing Lilly’s NDC Code (without regard to whether such customers have paid such invoices) and (ii) within thirty (30) days of the end of each Calendar Quarter thereafter, 5% of the gross amount invoiced by

ViroPharma or another ViroPharma Permitted Seller during such Calendar Quarter for Marketed Product bearing Lilly’s NDC Code (without regard to whether such customers have paid such invoices) provided, however, that Lilly demonstrates to ViroPharma’s satisfaction that such rebate corresponds to a sale of Marketed Product by ViroPharma.

Notwithstanding anything to the contrary in the foregoing, ViroPharma shall assume all obligations relating to Rebate Programs other than Medicare/Medicaid (which remains an obligation of Lilly while the Lilly NDC Code is on the Marketed Product but for which Rebate Programs Lilly will be reimbursed by ViroPharma as set forth in this Section 7.12) on the day that is 90 days after the Closing Date, provided that (i) Lilly shall be responsible for all liabilities (other than rebates and chargebacks addressed herein) under any agreement related to Rebate Programs which include the Product and to which Lilly is a party and ViroPharma shall be responsible for all liabilities under any agreement related to Rebate Programs which include the Marketed Product and to which ViroPharma is a party, (ii) ViroPharma will honor the prices granted in the Lilly Federal Supply Schedule (“FSS “) agreed to by Lilly to the United States government entities purchasing under the FSS schedule until the date upon which ViroPharma enters into an agreement or interim agreement with Department of Veterans Affairs pertaining to Marketed Product and (iii) pursuant to Article 11 each Party is responsible for liabilities (other than rebates and chargebacks addressed herein) under Rebate Programs relating to Marketed Product sold by it. Lilly shall be financially responsible for any and all Medicare/Medicaid rebates attributable to periods prior to the Closing Date and for a period of five weeks following the Closing Date. ViroPharma shall assume financial responsibility for Medicare/Medicaid rebates following such five week period.

Medicare/Medicaid rebate claims for a Calendar Quarter which includes the Closing Date or such five week period shall be divided between the Parties in accordance with the relative number of weeks within the Calendar Quarter assigned to each Party to reflect the foregoing allocation of financial responsibility.

Within 45 days after the end of each Calendar Quarter Lilly shall perform a reconciliation and deliver to ViroPharma a written report setting forth the actual amounts paid by Lilly in connection with all claims under Rebate Programs for the previous Calendar Quarter, including all reasonable information in such detail as necessary to enable ViroPharma to verify the accuracy of the information presented. Any variance in the amount paid by ViroPharma to Lilly under this Section 7.12 shall be handled as follows: (i) ViroPharma shall send Lilly an invoice for any excess payment by ViroPharma and such invoice shall be paid within 30 days of receipt of such invoice and (ii) any amount due by ViroPharma to Lilly shall be paid within thirty days of receipt of the reconciliation report. Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that nothing in this Section 7.12 is intended to make money or lose money for either Party in respect of the matters covered in this Section 7.12.

(b) Sales of Product Under an NDC Code Other Than Lilly’s. ViroPharma will process and be responsible for the administration and payment of all federal, state and local group purchasing organizations and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Marketed Product and ViroPharma New Products, that are sold by ViroPharma or any Permitted Seller in the Territory which bears an NDC Code other than Lilly’s NDC Code.

(c) Product Returns. Return of Marketed Product will be processed, and wholesaler/pharmacy reimbursement paid to the customer, by the Party to whom the Marketed Product was returned. The ultimate responsibility for the cost for such returned Marketed Product will be determined as follows and each Party shall reimburse the other accordingly: (i) ViroPharma will be responsible for all returns of Product and ViroPharma New Products sold on or after the Closing Date in the Territory, (ii ) Lilly will be responsible for returns of Marketed Product sold before the Closing Date and (iii) in the case of any returned Marketed Product bearing a Lot Number that was partially sold by Lilly and partially sold by ViroPharma (“Partial Lots”), responsibility will be allocated to the Party who originally sold the majority of such Partial Lot. Notwithstanding the foregoing, at a mutally agreeable time reasonably following the Closing Date, a representative of both Lilly and ViroPharma shall evaluate in good faith the actual amount of Partial Lots and determine whether or not the Partial Lots shall be allocated in a way different then as set forth in (iii) above.

7.13	Certain Government Reporting Obligations. In connection with certain government sales of Marketed Product Lilly and ViroPharma acknowledge that each Party will require certain information from the other Party in order to meet certain government reporting obligations that each Party may have with respect to Marketed Product. In order to fulfill these obligations Lilly and ViroPharma agree to the following:

(a) Certain Lilly Reporting Obligations. Lilly and ViroPharma acknowledge that Lilly will be obligated to supply to the United States government certain pricing information related to Marketed Product sold by ViroPharma under Lilly’s NDC code for purposes of calculating Medicaid rebate per unit (average manufacturer price (“AMP”) and best price (“BP”)) and Federal Supply Schedule Price (Annual and Quarterly non-Federal average manufacturer price (“Non-FAMP”) and Federal Ceiling Price) for the Marketed Product. Lilly and ViroPharma

also acknowledge that in order for Lilly to fulfill such government reporting obligation, ViroPharma must provide to Lilly certain pricing information related to Marketed Product sold by ViroPharma under Lilly’s NDC code. Specifically, ViroPharma agrees to provide Lilly with the following:

(i) AMP and BP Information. For each calendar quarter commencing on October 1, 2004 and ending four calendar quarters after the calendar quarter in which Marketed Product under Lilly NDC Code has expired, ViroPharma shall provide to Lilly BP and AMP (or the AMP dollars and units) for each Lilly NDC code relating to Marketed Product sold by ViroPharma.

(ii) Non-FAMP Information. For the period preceding the date in which ViroPharma enters into an agreement or interim agreement with Department of Veterans Affairs pertaining to Marketed Product, ViroPharma shall provide to Lilly data related to non-FAMP dollars and units information for each Lilly NDC code relating to Marketed Product sold by ViroPharma but only to the extent that Lilly needs such information to satisfy its reporting obligation as described above.

(iii) Lowest Discount below Federal Ceiling Price. For the period preceding the date upon which ViroPharma enters into an agreement or interim agreement with Department of Veterans Affairs pertaining to Marketed Product, ViroPharma shall provide to Lilly data regarding its lowest discount that results in a price that is below the Federal Ceiling Price or otherwise triggers the Price Reductions Clause in the applicable Federal Supply Schedule contract. ViroPharma shall not to take any action that results in a price that is below the Federal Ceiling Price or otherwise triggers the Price Reductions Clause in the applicable Federal Supply Schedule contract for which Lilly is responsible

(b) Certain ViroPharma Reporting Obligations. Lilly and ViroPharma acknowledge that ViroPharma will be obligated to supply to the United States government certain pricing information related to Marketed Product sold by ViroPharma under ViroPharma’s NDC code for purposes of calculating Medicaid rebate per unit (AMP and BP) and Federal Supply Schedule Price (Annual and Quarterly Non-FAMP and federal ceiling price) for the Marketed Product. Lilly and ViroPharma also acknowledge that in order for ViroPharma to fulfill such government reporting obligations, Lilly, must provide to ViroPharma certain pricing information related to Marketed Product sold by Lilly under Lilly’s NDC code prior to the Closing Date. Specifically, Lilly agrees to provide ViroPharma with the following:

(i) Baseline CMS Information. For each of the two Lilly NDC codes (i.e., NDC 00002-3125-42 and 00002-3126-42) relating to Marketed Product, Lilly shall provide to ViroPharma the following baseline CMS information: (1) NDC (11 digit); (2) FDA rating; (3) Desi indicator code; (4) Drug type (S,I,N); (5) FDA Approval Date; (6) Market Entry Date; (7) Baseline CPI Index; (8) Baseline AMP; (9) Unit Type (10) VA Units per package; (11) CMS units per package.

(ii) Non-FAMP Information. To the extent that Lilly possesses Non-FAMP information relating to Marketed Product, Lilly shall provide to ViroPharma non-FAMP dollars and units information for each Lilly NDC code relating to Marketed Product but only to the extent that ViroPharma needs such information to satisfy its reporting obligation as described above.

(iii) Federal Supply Schedule Contract for FSC Group 65, Part I, Section B Drugs, Pharmaceuticals & Hematology Related Products. Lilly acknowledges that ViroPharma intends to submit a proposal in response to the Solicitation for the Federal Supply Schedule Group 65 Contract with the Department of Veterans Affairs under which ViroPharma will sell the Marketed Product to the U.S. Government. Lilly shall provide to ViroPharma data in its possession, including but not limited to pricing, sales, and discount data, relating to the Marketed Product that ViroPharma may reasonably require in order to comply with the Veterans Health Care Act of 1992 and to secure its Federal Supply Schedule contract. Lilly’s cooperation shall include, but not be limited to, provision of such data, if any, necessary to support a ViroPharma election (if made) for dual FSS prices, including data, if any, necessary for ViroPharma to perform the “dual calculation” as that term is used in connection with the Veterans Health Care Act of 1992 and necessary to determine ViroPharma’s dual FSS prices under ViroPharma’s FSS contract.

(c) Certifications. Each Party hereby represents and warrants to the other Party that any information that it is required to submit to the other Party under this Section 7.13 of this Agreement shall be accurate and, to the best of its knowledge, be true, complete and current and; furthermore, upon each submission of such information each Party agrees to provide written certification of this fact to the other Party in the form set forth in Schedule 7.13 of this Agreement. Except to the extent caused by the negligence or misconduct of the receiving Party, the submitting Party shall indemnify and hold harmless the receiving Party from and against any and all losses, claims, demands, actions, judgments, or litigation, including attorneys’ fees and investigation costs to the extent arising out of or caused by, directly or indirectly from the breach of this representation and warranty (and/or certification as described above).

(d) Diligence. ViroPharma will cause the implementation of its own NDC code on the Marketed Product as soon as is reasonably practicable. Furthermore, ViroPharma will cause the execution of an agreement or interim agreement with the Department of Veterans

Affairs regarding Marketed Product as soon as is reasonably practicable.

(e) Transfer of Information Required under this Section 7.13. Each Party agrees to provide the information that each is required to provide under this Section 7.13 as soon as reasonably practicable and in no event later then the date in which receiving Party of such information would reasonably need such information to fulfill its reporting obligations described under this Section 7.13 of this Agreement.

(f) Reasonable Cooperation. Each Party agrees to cooperate with the other Party as reasonably necessary and appropriate in order to carry out the purposes and intent of this Section 7.13 of this Agreement.

7.14

Responsibility for the NDAs. As soon as practical after the Closing Date, Lilly will transfer and deliver the NDAs to ViroPharma. Subject to the Transition Services Agreement, following the transfer of the NDAs, ViroPharma shall have the sole right to fulfill all regulatory requirements with respect to the Product that are imposed upon ViroPharma as the owner of the NDAs under Applicable Laws. ViroPharma will provide Lilly with all assistance that is reasonably necessary to effectuate such transfers. Upon the Closing Date, ViroPharma hereby grants to Lilly or any assignee, licensee or successor in interest of Lilly, the perpetual right to reference the NDAs, as the same are in effect as of the Closing Date for purposes of obtaining and/or maintaining marketing authorizations solely in connection with sales of products outside of the Territory. For avoidance of doubt: (a) the foregoing right of reference does not include any right to reference any supplements to the NDAs that may be made by ViroPharma or any other regulatory approvals citing to the NDAs that may be obtained by ViroPharma and (b) no provision in this Agreement nor any agreement or instrument contemplated by this Agreement limits ViroPharma’s rights to use the NDAs, including any data, studies or other materials incorporated in the NDAs, for any purpose whether inside or outside the Territory. Notwithstanding the foregoing grant of rights to Lilly and any other provision of this Agreement, ViroPharma shall have no obligation to Lilly or to any Third Person to maintain the NDAs. ViroPharma will provide Lilly (but not any Third Person) with reasonable advance notice of its withdrawal of the NDAs so that Lilly may make any required modifications to filings outside the United States.

7.15	Intellectual Property Maintenance. Following the Closing, ViroPharma will have the sole right to file, prosecute and maintain, at its sole cost and expense, (i) the Assigned Intellectual Property and (ii) any Patents that cover New Indications and ViroPharma New Product(s). Lilly will be responsible for and promptly pay when due all fees necessary to and will otherwise maintain the Licensed Trademark and Trade Dress. Following the Closing, ViroPharma shall be responsible for recording the assignment of the Assigned Intellectual Property with the U.S. Patent and Trademark Office and other authorities as it deems appropriate, at its own cost and expense (including any attorney fees and filing fees).

7.16	Enforcement of Intellectual Property Rights.

(a) Notice. ViroPharma will promptly notify Lilly of any infringement or allegations of infringement of any Licensed Technology, the Licensed Trademark and the Trade Dress, and will provide Lilly with any information with respect thereto. Lilly will promptly notify ViroPharma of any infringement or allegations of infringement of any intellectual property rights relating to the Product in the Territory, including the Assigned Intellectual Property, Licensed Technology, or the Licensed Trademark and Trade Dress, and will provide ViroPharma with any information with respect thereto.

(b) ViroPharma Rights. In the event of any past, present or future infringement by a Third Person of any Assigned Intellectual Property (only as it relates to an infringement in the Territory) or the NDAs, ViroPharma will have the sole right (but no obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”) against such Third Person.

(c) Lilly Rights. In the event of any infringement by a Third Person of any intellectual property rights relating solely to Licensed Trademark and Trade Dress, Lilly will have the first right (but not the obligation) to pursue any and all Remedies against such Third Person. Should Lilly determine not to pursue Remedies with respect to any such intellectual property within thirty (30) days after notice from ViroPharma requesting Lilly to do so, then ViroPharma will have the right (but not the obligation) to pursue Remedies against such Third Person inside the Territory.

(d) ViroPharma Additional Rights. In the event of any infringement by a Third Person in the Territory of the Licensed Technology, ViroPharma will have the first right (but not the obligation) to pursue any and all Remedies against such Third Person. Should ViroPharma determine not to pursue Remedies with respect to any such intellectual property within thirty (30) days after notice from Lilly requesting ViroPharma to do so, then Lilly will have the right (but not the obligation) to pursue Remedies against such Third Person.

(e) Assistance and Cooperation. In the event that a Party will pursue Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will be distributed to the Party that pursued the Remedies.

7.17	Sales Training. Lilly will have no obligation to provide sales training, Marketing Materials or records to ViroPharma, except as provided in Section 3.1(b).

7.18	Infringement of Third Person Rights. In the event that a Third Person institutes a patent, trade secret, trademark, copyright, domain name or other infringement Action or Proceeding, or a misappropriation or unfair competition Action or Proceeding in the Territory (including any suit claiming confusion, deception or dilution of a trademark by the Assigned Trademarks, Assigned Trade Dress, Licensed Technology or Trademark and Trade Dress or interference with any pending or issued patent claim against ViroPharma or another Permitted Seller during the term of this Agreement, alleging that the manufacture, marketing, sale, offer for sale or use of the Product infringes one or more Patent, trademark, copyright, domain name or other intellectual property rights held by such Third Person or constitutes misappropriation or unfair competition, then (i) in the case of any allegation relating to the Assigned Intellectual Property, ViroPharma will have the sole right (but not the obligation), at its sole expense, to assume direction and control of the defense and (ii) in the case of Licensed Technology and Licensed Trademark and Trade Dress, ViroPharma will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. Should ViroPharma determine not to pursue the defense of a particular claim within thirty (30) days after notice from Lilly, then Lilly will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims. ViroPharma will not have the right to settle or otherwise dispose of any such claim with respect to the Licensed Technology or the Licensed Trademark and Trade Dress that has an adverse affect on the validity, enforceability or ownership thereof, without the consent of Lilly, which consent will not be unreasonably withheld.

7.19	No Liens. Except for Encumbrances necessary pursuant to the Financing or any subsequent or future financing, ViroPharma will keep the Licensed Marketed Product Technology and Licensed Trademark and Trade Dress free from all Encumbrances other than Permitted Encumbrances.

7.20	Financial Statements. To the extent required by the SEC rules and regulations, Lilly will deliver to ViroPharma at ViroPharma’s expense, audited financial statements with respect to the Marketed Products in the Territory for the required periods which are compliant with the rules and regulations of the SEC and will specifically include net sales and gross margin of the Products in the Territory (the “Financial Statements”). ViroPharma will pay the cost of the Financial Statements. Ernst & Young LLP, Lilly’s independent certified public accountant, will perform the audit of the Financial Statements. Lilly will deliver the Financial Statements at a mutually agreeable time that shall be within Sixty (60) days of Closing.

7.21	Maintenance of Activities Prior to Closing.

(a) From the Effective Date to the Closing Date, Lilly will conduct the Activities in the ordinary course of business, including without limitation, maintaining the Intellectual Property and each of the NDAs, and using reasonably commercial efforts to make sales of the Marketed Product to major customers equal to approximately                      [***]                      of all Marketed Product sold and consistent with such major customer’s historical purchase pattern and volume so as to prevent any excessive stock-up of Marketed Product inventory by customers, and not entering into any new Contracts including the Product or other Purchased Assets (i) giving any third Persons any rights, title or interests in the Intellectual Property, the Licensed or the Purchased Assets, or (ii) creating any Encumbrances on the foregoing other than Permitted Encumbrances. Lilly agrees that after the date hereof, without ViroPharma’s prior written consent, which will not be unreasonably withheld, it will not take any action with respect to any Material Contract that would extend the term of such Material Contract with respect to any Product, create or agree to any additional obligations with respect to any Product other than price adjustments in the normal course of business, or otherwise have a

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Materially Adverse Effect (other than to terminate any such Material Contract in the ordinary course of business).

(b) Lilly will not, and will not permit any Affiliate to, (i) take or agree or commit to take any action that would make any representation and warranty made by the Lilly or its Affiliates under this Agreement on the Effective Date inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

7.22	Pricing. Subject to ViroPharma’s obligation to honor the prices granted in the FSS schedule agreed to by Lilly to the United States government entities purchasing under the FSS schedule until the date upon which ViroPharma enters into an agreement or interim agreement with Department of Veterans Affairs pertaining to Marketed Product, ViroPharma will be free in its sole and absolute discretion and without consultation with Lilly, to set its prices on Product offered by ViroPharma. With respect to Lilly’s Federal Supply Schedule contract through which Lilly sells the Product, Lilly represents and warrants that its sales activity has not triggered the Price Reductions clause under that contract.

7.23

Non-Solicitation. From and after the Effective Date and until the one year anniversary of the Effective Date, neither Party nor its respective Affiliates will, without the prior written approval of the other Party, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the other Party or any of its Affiliates at the date hereof or who becomes an employee of the other Party or any of its Affiliates after the date hereof, to terminate his or her employment with the other Party or any of its Affiliates or hire or employ any person who is an employee of the other Party or any of its Affiliates at the date hereof or who becomes an employee of the other Party or any of its Affiliates after the date hereof; provided that the foregoing shall not apply to persons who approach a Party or any of its Affiliates for the purposes of employment or who are hired as a result of the use of an independent employment agency where contact between such person and the independent employment agency was initiated by such person or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other Party. If it is ever held by a court of competent jurisdiction that the restriction placed on any Party to this Agreement by this Section 7.23 is too onerous and is not necessary for the protection of the other Party or Parties hereto, each Party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other Party or Parties hereto.

7.24	Exclusivity.

(a) As of the Closing Date, and continuing for [***] thereafter, Lilly shall not, directly or indirectly, distribute, sell, offer to sell, have sold, market, co-market, promote or co-promote any branded or generic oral Vancomycin Product for sale as an anti-biotic or anti-infective in the Territory, nor shall Lilly aid or allow its Affiliates to do any of the foregoing, in the Territory; provided however, that this restriction shall not apply in the event of any such product being acquired by Lilly pursuant to a merger with, or acquisition of substantially all of the assets of, another Person. In the event that Lilly or its Affiliates directly or indirectly, distribute, sell, offer to sell, have sold, market, co-market, promote or co-promote any branded or generic Vancomycin Product for sale in the Territory as an oral Vancomycin Product which is competitive to the Marketed Product, a New Indication or a ViroPharma New Product then ViroPharma shall not be obligated to pay Lilly any royalties on the Marketed Product, such New Indication or such ViroPharma New Product pursuant to Article 2. In no event shall Lilly or its Affiliates use the Assigned Trade Dress in connection with any Vancomycin Product that could be competitive to any Marketed Product.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) The Parties acknowledge that Lilly has entered and/or will enter into agreements with Third Persons for the sale, license or other use of, among other things, trademarks that are substantially similar to the Assigned Trademarks, strictly on and in connection with the manufacture and sale of Products outside of the Territory.

7.25	Lilly Finished Product Health Services Supplies. Lilly shall not sell, distribute, or offer for sale or re-sale any Lilly Finished Product Health Services Supplies to any Person other than to Lilly’s employee health services. Lilly agrees that following the exhaustion of the Lilly Finished Product Health Services Supplies, it shall not replenish such supplies and shall only purchase Marketed Product from ViroPharma.

7.26	Licensed Technology. As soon as reasonably practicable, and in no event more than Thirty (30) days following the Closing, Lilly shall deliver to ViroPharma copies of all materials in all media containing, displaying or comprising the Licensed Marketed Product Technology which was previously delivered in connection with establishing the Third Party Supply Chain. Any such materials delivered in connection with establishing the Third Party Supply Chain following the Closing shall be delivered to ViroPharma within three business days of being delivered to the Person with the Third Party Supply Chain. Within 60 days of the Closing Date, materials delivered pursuant to this Section 7.26 shall include a complete and accurate package of information comprising the Licensed Marketed Product Technology. Lilly shall also provide ViroPharma with reasonable access to all Lilly personnel, including employees, agents, consultants, sales representatives and contractors, who as of the Closing Date, have knowledge embodying the Licensed Marketed Product Technology.

7.27	Assigned Copyrights. In addition to its other delivery obligations hereunder, Lilly shall provide to ViroPharma copies of all significant materials embodying the Assigned Copyrights that come into Lilly’s possession or control at any time after the Closing Date.

7.28	Domain Names. Lilly shall, at the request of ViroPharma, take all reasonable measures and provide all reasonable and necessary assistance, at ViroPharma’s reasonable expense, to assist ViroPharma in its efforts to obtain domain names from Third Person registrants, including, without limitation, the domain name registrations on Schedule 5.3(e) by, for example and without limitation, joining ViroPharma as a complainant or plaintiff in an arbitration or other legal proceeding.

7.29	Introductions to Customers; Vendors; Suppliers. Lilly shall use commercially reasonable efforts to assist ViroPharma in establishing relationships with existing customers and vendors of Marketed Product as well as Lilly’s supplier of PEG. This shall include, Lilly making appropriate introductions of ViroPharma to such customers, vendors and suppliers.

7.30	InterCompany Arrangements. Lilly and ViroPharma acknowledge and agree that, immediately prior to Closing, any contract, lease, license, commitment or arrangement regarding the Activities on the one hand, and Lilly or any of its affiliates on the other hand, shall be terminated and of no further force or effect, notwithstanding any terms thereof to the contrary (excluding manufacturing agreements necessary to fulfill obligations under existing contracts).

7.31	Activities in Canada.

(a) Lilly shall not enter into any agreement with the RFN Holder Canada or any other Third Person which would entitle the RFN Holder Canada or any other Third Person in Canada any [***] or [***] rights, including [***] rights to oral Vancomycin Product in the Territory. Lilly further agrees, that to the extent permitted by law, any agreements with the RFN Holder Canada or any other Third Person in Canada related to an oral Vancomycin Product, entered into during the next [***] will include a clause that is substantially similar to the following:

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) From the Effective Date until [***], Lilly shall not enter into any agreement relating to the [***] of oral Vancomycin [***] with any Third Person for use in Canada or [***] oral Vancomycin for marketing or sale in Canada.

(c) During the period commencing on the Effective Date and continuing for                      [***] after the Effective Date (“VP ROFN Period”) if Lilly determines in good faith that it desires to Transfer the rights to manufacture oral Vancomycin in Canada, Lilly shall, prior to engaging in negotiations with any other person, notify ViroPharma in writing of such desire. ViroPharma shall have                      [***]                      (“Notice Period”) from the date of receipt of such notice to advise Lilly that it desires to negotiate in good faith the terms upon which Lilly would be willing to Transfer such manufacturing rights to ViroPharma (the “VP ROFN”). If ViroPharma notifies Lilly that it desires to engage in such negotiations, then Lilly and ViroPharma shall negotiate in good faith on an exclusive basis for a period of                      [***]                      in an effort to reach mutually acceptable and commercially reasonable agreement, which period may be extended by agreement of the parties (“Negotiation Period”). In the event that ViroPharma does not provide notice to Lilly within the Notice Period or if the Parties do not reach agreement during the Negotiation Period, the VP ROFN shall lapse. In the event that Lilly delivers notice to ViroPharma pursuant to this Section prior to the effective date of ViroPharma’s agreements with the Third Person Supply Chain or assignment of the Third Person Supply Chain agreements under the Manufacturing Agreement, Lilly acknowledges and agrees that (i) ViroPharma’s acceptance of the Transfer will be subject to the effectiveness of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ViroPharma’s agreements with the Third Person Supply Chain or assignment of the Third Person Supply Chain Agreements pursuant to Section 2.3 of the Manufacturing Agreement and (ii) the VP ROFN Period and the Negotiation Period shall be extended for the period of time necessary to effect such assignment. The parties further acknowledge and agree that, among other terms, Lilly will require agreement from ViroPharma that ViroPharma use its commercially reasonable efforts to continue to manufacture the product for sale in Canada and to supply on commercially reasonable terms to Lilly or any Third Person that had previously or subsequently been Transferred marketing rights to such product from Lilly.

(d) The Parties acknowledge that the restrictions set forth on Lilly in this Section 7.31 do not apply to the extent necessary for Lilly to establish and maintain the Third Person Supply Chain for supply of oral Vancomycin to Canada.

7.32	Access to Data. Lilly shall provide ViroPharma with access to Lilly’s adverse experience data relating to the Products, including such data in Lilly’s global safety database, upon request by ViroPharma. Lilly also shall provide ViroPharma with electronic and/or hard copies of any such data or database files upon request by ViroPharma. The parties shall mutually agree upon the method and format for transfer of such information and any other information exchanged pursuant to this Agreement and any other agreement contemplated hereby, including, without limitation, the Manufacturing Agreement and the Transition Services Agreement. Further, in the event that Lilly intends to dispose of any such databases or portions of such databases, Lilly shall provide to ViroPharma reasonable prior notice and a reasonable opportunity to copy or transfer the affected data.

7.33	Ancillary Agreements. On the Closing Date, each Party agrees to execute and deliver the Manufacturing Agreement, the Quality Agreement and the Transition Services Agreement in the forms attached to this Agreement.

7.34	Pharmacovigilance Responsibilities.

(a) Pursuant to its marketing authorization, in accordance with the requirements of appropriate regulatory authorities, each Party is responsible for: (i) preparing and reporting expedited and periodic safety data from all sources; (ii) obtaining follow-up information from the reporter as needed for regulatory purposes or medical understanding of the case; and (iii) responding to regulatory adverse event inquiries; where appropriate.

(b) Each Party will exchange, with the other company, a confidential copy of their periodic safety updates/periodic reports at the same time that they are distributed to regulatory authorities.

(c) Each Party shall notify the other promptly regarding any new or significant safety signal identified at any time. The Parties shall collaborate as needed on any future action deemed appropriate.

(d) Each Party will inform the other of any regulatory inquiries involving safety issues as soon as possible. In the event of a product recall for safety reasons, or where there is potential impact on the other company, or a withdrawal, or a suspension of license, or issue involving significant changes to the labeling of any Product, this notification should be made to the other company within 24 hours of receipt of the regulatory communication. Where appropriate, the parties will collaborate in providing a response, specifically including (but not limited to) providing each other with access to data from the parties’ adverse experience databases (including the Lilly global safety database) as needed to respond to such inquiries. If no collaboration is deemed necessary, the outcome of the inquiries will still be promptly notified to the other party.

(e) The Parties will each make available to the other party data from their respective adverse experience databases (including the Lilly global safety database) as needed to prepare Annual Adverse Drug Reaction (ADR) Reports and Product Safety Update/Periodic Reports (PSUR) or equivalent reports. In the event that either Party intends to dispose of such databases or portions of such databases, that Party will give the other Party prior notice and a reasonable opportunity to copy or transfer the affected data.

7.35	Adverse Event Data Exchange. During the period that Lilly supplies Lilly manufactured Marketed Product to ViroPharma:

(a) Serious Adverse Events (including pregnancy and literature reports) will be exchanged as soon as possible, but no longer than seven (7) calendar days after initial notification of an adverse event, this information will be forwarded to the other Party.

(b) Non-serious adverse events (including pregnancy and literature reports) will be exchanged no later than 30 calendar days after initial notification of an adverse event, this information will be forwarded to the other Party.

(c) Data will be exchanged by fax or other electronic means as available via a CIOMS-I or MedWatch format for individual case reports, or such forms as will in the future be in general use.

(d) The same procedure will apply to initial and to follow-up reports.

(e) Initial notification shall mean the first time any employee of any of the parties is informed of an adverse event.

7.36	Pharmacovigilance Contact Information. For purposes of Sections 7.34 and 7.35, all data exchange will be in English and will be made to the Parties’ respective Pharmacovigilance contact person(s) as listed here or as subsequently modified by notice to the listed contact person(s):

Lilly Pharmacovigilance Contacts:

Phone and fax for reporting AEs:

Phone: [***]

Fax: [***]

[***]

Phone: [***]

E-mail: [***]

ViroPharma Pharmacovigilance Contacts:

[***]

ARTICLE 8

CONDITIONS PRECEDENT TO THE CLOSING; CLOSING DATE

8.1	Conditions Precedent to ViroPharma’s Obligations. Subject to waiver as set forth in Section 14.3, below, all obligations of ViroPharma to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties of Lilly contained in this Agreement, the Manufacturing Agreement, the Transition Services Agreement and in any schedule, certificate or document delivered by Lilly to ViroPharma pursuant to the provisions hereof will have been true on the date hereof

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

and will be true on the Closing Date with the same effect as though such representations and warranties were made as of such date (with the exception of Section 5.19(c) which shall be true on the Effective Date).

(b) Compliance with this Agreement. Lilly will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

(c) Closing Certificate. ViroPharma will have received a certificate from Lilly, executed by an officer of Lilly, certifying in such detail as ViroPharma may reasonably request that the conditions specified in Sections 8.1(a) and 8.1(b), above, have been fulfilled and certifying that Lilly has obtained all consents and approvals required by Section 8.1(e), below.

(d) No Threatened or Pending Litigation. On the Closing Date, no Action or Proceeding, or injunction or final judgment relating thereto, will be threatened or be pending against either ViroPharma, Lilly or any of their respective Affiliates before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

(e) Consents and Approvals. The Parties will have either received notice from the Federal Trade Commission or the U.S. Department of Justice (collectively referred to herein as the “Competition Authority”) of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of the Parties, provided, however, that ViroPharma has not caused, directly or indirectly, this condition to go unsatisfied by its actions or inactions.

(f) Agreements. Lilly will have duly executed and delivered at Closing the Manufacturing Agreement, the Quality Agreement and the Transition Services Agreement.

(g) Financing Escrow. Simultaneously with or prior to the Closing, ViroPharma shall have satisfied all closing conditions of the Financing, including any related escrow agreement, and all proceeds of the Financing shall have been released from escrow.

(h) Financial Statements. ViroPharma shall have received from Lilly reasonable assurance that the Financial Statements will be timely delivered.

8.2	Conditions Precedent to Lilly’s Obligations. Subject to waiver as set forth in Section 14.3, all obligations of Lilly to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties of ViroPharma contained in this Agreement, the Manufacturing Agreement, the Transition Services Agreement and in any schedule, certificate or document delivered by ViroPharma to Lilly pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

(b) Compliance with this Agreement. ViroPharma will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

(c) Closing Certificate. Lilly will have received a certificate from ViroPharma, executed by an officer of ViroPharma, certifying in such detail as Lilly may reasonably request that the conditions specified in Sections 8.2(a) and 8.2(b), above, have been fulfilled and certifying that ViroPharma has obtained all consents and approvals required by Section 8.2(e), below.

(d) No Threatened or Pending Litigation. On the Closing Date, no Action or Proceeding, or injunction or final judgment relating thereto, will be threatened or be pending against either ViroPharma, Lilly, or any of their respective Affiliates before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

(e) Consents and Approvals. The Parties will have either received notice from the Competition Authority of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of the Parties, provided, however, that Lilly has not caused, directly or indirectly, this condition to go unsatisfied by its actions or inactions.

(f) Agreements. ViroPharma will have duly executed and delivered at Closing the Manufacturing Agreement, the Quality Agreement and the Transition Services Agreement.

8.3	Closing Date.

(a) Closing. Subject to Section 8.3(b) below, the closing of the transactions contemplated by this Agreement (“Closing”) will take place at 10:00 a.m., Indianapolis time, on the second (2nd) Lilly business day following the day that the last condition precedent set forth in Section 8.1 and 8.2 above has been satisfied or waived by the necessary party or on such other date as may be mutually agreed upon in writing by the Parties (the “Closing Date”) at the offices of Eli

Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana. Each Party hereby agrees to use its commercially reasonable best efforts to deliver the certificate described herein to the other in a timely manner and a Party may not withhold delivery of the applicable certificate if all other conditions which are precedent to its obligations have been satisfied or waived by the other Party.

(b) Delay. If the closing of the transactions contemplated hereby will not have taken place on or before sixty (60) days after the Effective Date, because the conditions described in Sections 8.1 and/or 8.2, above, have not been satisfied or waived, then Lilly and ViroPharma agree to discuss in good faith which substantive terms set forth in this Agreement, the Manufacturing Agreement, or any document attached hereto and thereto need to be modified as a result of the delay in such closing; provided, however, that neither Party will have an obligation to agree to such modification. Each Party hereby agrees to use commercially reasonable best efforts to consummate the transactions contemplated herein on or before the sixtieth (60th) day after the Effective Date; provided, however, that if the Parties are unable to close the transactions contemplated hereby within one hundred twenty (120) days after the Effective Date, then any Party that is not in material default of its obligations under this Agreement (including its obligation to deliver the certificates described in Sections 8.1(c) in the case of Lilly and 8.2(c) in the case of ViroPharma may terminate this Agreement upon written notice to the other and each may pursue such other remedies as are available to it at law, in equity or under this Agreement. If neither Party is then in default of its obligations under this Agreement upon delivery of such termination notice, then this Agreement will terminate and neither Party will have any Obligation to the other with respect to such termination. In all other circumstances, the Parties may each pursue such remedies as are available to it at law, in equity or under this Agreement.

8.4	Deliveries at Closing.

(a) Closing Deliveries by Lilly. At the Closing, Lilly will deliver or cause to be delivered to ViroPharma:

(i) a duly executed Bill of Sale;

(ii) the duly executed Manufacturing Agreement; the duly executed Quality Agreement and the duly executed Transition Services Agreement.

(iii) a duly executed assignment of the Assigned Trademark and Trade Dress substantially in the form attached hereto as Exhibit D;

(iv) all Books and Records; provided, however, that transferred Books and Records will be sent to ViroPharma to a location designated by ViroPharma as soon as practicable after the Closing Date, but Lilly will not be in breach to the extent the transferred Books and Records arrive at such location in any event within thirty (30) business days of the Closing Date;

(v) a duly executed assignment of the Assigned Copyrights substantially in the form attached hereto as Exhibit C;

(vi) a duly executed assignment of the Assigned Domain Names substantially in the form attached hereto as Exhibit E;

(vii) the certificate contemplated by Section 8.1(c) above, duly executed by an authorized representative of Lilly;

(viii) a duly executed assignment of the Assigned Patents substantially in the form attached hereto as Exhibit F; and

(ix) a duly executed Bailee’s Subordination substantially in the form attached hereto as Exhibit G.

(b) Closing Deliveries by ViroPharma. At the Closing, ViroPharma will deliver or cause to be delivered to Lilly:

(i) the payment of the Purchase Price;

(ii) the duly executed Manufacturing Agreement, the duly executed Quality Agreement and the duly executed Transition Services Agreement;

(iii) a duly executed Assignment of Copyrights substantially in the form attached hereto as Exhibit C;

(iv) a duly executed Assignment of Trademarks substantially in the form attached hereto as Exhibit D;

(v) a duly executed assignment of the Assigned Domain Names substantially in the form attached hereto as Exhibit E;

(v) a duly executed assignment of the Assigned Patents substantially in the form attached hereto as Exhibit F;

(vi) the Certificate contemplated by Section 8.2(c) above, duly executed by an authorized representative of ViroPharma; and

(vii) an invoice for the portion of the HSR filing fee that Lilly is responsible for pursuant to Section 7.3.

8.5	Sales Taxes. ViroPharma will be responsible for all sales, use, stamp duty, transfer, value added and other related or similar Taxes, if any, arising out of the sale by Lilly and its Affiliates of the Purchased Assets to ViroPharma pursuant to this Agreement or payable in connection with the transactions contemplated hereby.

ARTICLE 9

CONFIDENTIALITY

9.1	Confidential Information. The Parties agree that, (i) for a ten (10) year period following the Effective Date with respect to Confidential Information disclosed prior to the Effective Date, (ii) ten (10) years following the actual disclosure of Confidential Information disclosed after the Effective Date and (iii) for a period of time consistent with Lilly’s Company Policy on Confidential Information and Inventions, and in any event, no less than ten years with respect to Confidential Information disclosed pursuant to the Manufacturing Agreement, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement, the Manufacturing Agreement or the Transition Services Agreement any such Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date. Notwithstanding anything to the contrary herein, neither Party will be under any non-disclosure or non-use obligation whatsoever with respect to its own Confidential Information.

9.2	Disclosure. Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is:

(a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the

Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental order or subpoena;

(b) otherwise as required by law, in the opinion of legal counsel to the Receiving Party, as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the Disclosing Party at least twenty-four (24) hours prior to the Receiving Party’s disclosure of the Confidential Information pursuant to this Section 9.2;

(c) made by ViroPharma as the Receiving Party to the Governmental or Regulatory Authority as required to obtain or maintain marketing approval for the Product or a ViroPharma New Product, provided that reasonable measure will be taken to assure confidential treatment of such information;

(d) made by Lilly as Receiving Party to a Third Person as may be necessary or useful in connection with the activities of Lilly and its Affiliates following the Effective Date, or, to the extent reasonably necessary in connection with the sale of all or any portion of its royalty interests under this Agreement, or the extent reasonably required in connection with a proposed merger, consolidation or sale of assets, or selling or purchase of equity, loan, or other financing or made by ViroPharma as the Receiving Party, in connection with the activities of ViroPharma, its Affiliates and contractors in the manufacture or development and commercialization of the Product and ViroPharma New Product, or in connection with the granting of a license under or permitted assignment of this Agreement or to the extent reasonably required in connection with a proposed merger, consolidation or sale of assets, or sale or purchase of equity, loan, or other financing, provided that the

Receiving Party will in each case obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality obligations no less onerous than those set forth in this Section;

(e) made by the Receiving Party to a United States or foreign tax authority;

(f) made by the Receiving Party to its Representatives; provided, however, that (i) the Representative has a need to know such Confidential Information for purposes of this Agreement, the Manufacturing Agreement or the Transition Services Agreement; (ii) the Receiving Party informs its Representatives receiving Confidential Information of its confidential nature; and (iii) the Receiving Party will be responsible for any breach of this Section 9 by any of its Representatives to the same extent as if the breach were by the Receiving Party; or

(g) by ViroPharma with respect to this Agreement, the Manufacturing Agreement, the Transition Agreement, the Financial Statements (and Confidential Information pertaining to the Products) that is required, in the opinion of its outside SEC counsel, to be included in legally required filings or disclosures with the SEC provided, however, that such disclosure of information for which ViroPharma actually receives confidential treatment from the SEC will only be made to the Securities and Exchange Commission; provided, further that once a disclosure has been made publicly available by ViroPharma in a manner consistent with this Agreement, such disclosure shall no longer be subject to the restriction imposed by this Agreement.

9.3	Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

9.4	Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 9, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or inadequacy of monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief. Except as otherwise limited pursuant to Section 12.6, below, the rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section is intended, or should be construed, to limit a Party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

ARTICLE 10

TERMINATION

10.1	Termination Prior to the Closing Date. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows prior to the Closing Date:

(a) Termination for Insolvency. Each Party may immediately terminate this Agreement by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or an involuntary petition for relief under the Territory Bankruptcy Code is filed in a court of competent jurisdiction against the other Party which is not dismissed within ninety (90) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

(b) Termination for Default. Either Party may terminate this entire Agreement because of a material breach of this Agreement by the other Party as follows: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach, and if such alleged material breach continues unremedied for a period of thirty (30) days with respect to monetary breaches or sixty (60) days with respect to non-monetary material breaches after the date of receipt of the notification or, if the non-monetary material breach reasonably cannot be corrected or remedied within sixty (60) days, then if (i) the defaulting Party has not commenced remedying said material breach within said sixty (60) days and be diligently pursuing completion of same, or (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. The remedies set forth in this Section 10.1(b) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach hereunder on the part of the other Party.

(c) Legal Action. Either Party may terminate this Agreement upon written notice if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a decree, judgment, injunction or order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such decree, judgment, injunction or order or other action shall have become final and nonappealable.

10.2	Termination or Suspension Following the Closing Date. Following the Closing Date and payment of the Purchase Price, this Agreement may not be suspended or terminated by either Party, except that Lilly may, upon thirty (30) days prior notice to ViroPharma, suspend the licenses granted pursuant to Sections 4.1 and 4.2, effective upon the thirtieth (30th) day following such notice if payment has not been made by ViroPharma as a result of any breach by ViroPharma in the payment of any payment obligations under the Manufacturing Agreement or under Sections 2.1(a) and 2,2 of this Agreement, until and unless ViroPharma pays Lilly such payment, the amount so owed, plus accrued interest as provided in Section 2.4, at which time such licenses will be automatically reinstated. Except as otherwise set forth in this Section 10.2, termination, suspension or other revocation of rights granted hereunder shall not be an available remedy for breach of this Agreement after the Closing. The Parties agree that the sole and exclusive remedies following the Closing Date with respect to the rights granted in this Agreement will be the rights set forth in this Section 10.2 and to seek injunctive relief to require compliance by the breaching Party and to seek damages (subject to Section 12.6) with respect to such breach. Notwithstanding any provisions to the contrary, in the event of a bona fide dispute over royalty payments, ViroPharma shall have the right to deposit any disputed amounts with a court of competent jurisdiction without giving rise to Lilly’s rights of suspension under this Section 10.2.

10.3	Suspension of Sublicenses. Any licenses and sublicenses granted by ViroPharma under this Agreement with respect to the Licensed Marketed Product Technology or Licensed Trademark and Trade Dress will provide for immediate suspension upon suspension of the licenses granted in Sections 4.1 and 4.2, as the case may be, to the same, and only to the same extent as such suspension.

10.4

Effect of Termination; Continuing Obligations. Termination or suspension of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations under Section 10.5 and Articles 9, 12 and 14 hereof and rights and obligations which otherwise expressly survive the termination of this Agreement, and Sections which are necessary to give effect to rights and obligations which expressly survive the termination of this Agreement. Notwithstanding the termination of this Agreement or any provision contained herein, each Party will be entitled to seek any remedies available to such Party at law or in equity with respect to the Agreement or any provision contained herein so terminated.

10.5	Non-Exclusive Remedies. Except as otherwise provided herein, the remedies set forth in this Article 10 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

ARTICLE 11

ASSUMPTION OF LIABILITIES BY VIROPHARMA

Except as otherwise specifically provided in this Agreement or to the extent that any of the following is an Excluded Liability, ViroPharma hereby assumes and agrees, in each case as of the Closing Date, to bear and be responsible for and to perform and satisfy all responsibilities, duties (including compliance with all Applicable Laws), obligations, claims, Damages, liabilities, debts, burdens and problems of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable and due or to become due) (collectively, the “Obligations”) to the extent arising following the Closing Date from ViroPharma’s ownership, licensing, operation and/or use of the Assigned Intellectual Property, the Licensed Trademark and Trade Dress, the NDAs, Books and Records and the

Licensed Technology, as well as those Obligations associated directly or indirectly with the manufacturing, distributing, marketing, promoting, selling or using of the Product, New Indications and/or ViroPharma New Products from and after the Closing Date, including all recalls arising in connection with Product sold on or after the Closing Date, except for those Obligations with respect to which Lilly is providing indemnification pursuant to the provisions of Section 12.1 of this Agreement, which Obligations will remain the responsibility of Lilly. In addition, ViroPharma shall assume all liability for all claims arising from use of Products, New Indications or ViroPharma New Products (without regard to the nature of the causes of action alleged or theories of recovery asserted) sold by ViroPharma on and after the Closing Date, subject to Lilly’s representations, warranties and covenants relating to the manufacture of Products for ViroPharma (“Product Liability Claims”). All of the foregoing are hereinafter collectively referred to as the “Assumed Liabilities.” Notwithstanding the foregoing, ViroPharma will not be deemed to, and does not, assume the Excluded Liabilities.

ARTICLE 12

INDEMNIFICATION; INSURANCE

12.1	Indemnification by Lilly. Lilly will indemnify and hold ViroPharma (and its Affiliates, and its Affiliates’ directors, officers, and employees) harmless from and against any and all Damages incurred or suffered by ViroPharma (and its Affiliates, and its Affiliates’ directors, officers and employees) as a result of a Third Person demand, claim, action, suit or judgment to the extent caused by or arising out of or in connection with:

(a) any breach of any representation or warranty made by Lilly in this Agreement, the Transition Services Agreement or the Manufacturing Agreement or in any other document delivered in connection herewith or therewith;

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement, the Transition Services Agreement or the Manufacturing Agreement;

(c) any Excluded Liabilities;

(d) Lilly’s failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder, the Manufacturing Agreement or the Transition Services Agreement;

(e) the negligence, willful misconduct or illegal acts of Lilly or its or its Affiliates;

(f) Lilly’s or its Affiliates’ failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder, under the Transition Services Agreement or under the Manufacturing Agreement or Lilly’s or its Affiliates’ failure to comply with Applicable Laws relating to manufacturing, having manufactured, using, distributing, marketing, co-marketing, promoting, co-promoting, selling and having sold the Marketed Product outside of the Territory after the Closing Date, and

(g) reference of the NDAs by an assignee, licensee or successor in interest of Lilly as permitted pursuant Section 7.14;

except to the extent that any Damages related to or arising therefrom are caused by a breach of this Agreement, the Transition Services Agreement or the Manufacturing Agreement by ViroPharma.

12.2

Indemnification by ViroPharma. ViroPharma will indemnify and hold Lilly (and its Affiliates and its Affiliates’ directors, officers and employees) harmless from and against any and all Damages incurred or suffered by Lilly (and its Affiliates and its Affiliates’ directors, officers and employees) as a result of a Third Person demand, claim, action, suit or judgment to the extent caused by or arising out of or in connection with:

(a) any breach of any representation or warranty made by ViroPharma in this Agreement, the Transition Services Agreement or the Manufacturing Agreement or in any other document delivered in connection herewith or therewith;

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of ViroPharma contained in this Agreement, the Transition Services Agreement or the Manufacturing Agreement;

(c) any Assumed Liabilities;

(d) any ViroPharma New Product or assets related to the ViroPharma New Products infringing or violating the patent rights or other intellectual property rights of Third Persons;

(e) the manufacturing, handling, possession, marketing, distribution, promotion, sale, importation or use of the Marketed Product and ViroPharma New Product by ViroPharma or a Permitted Seller after the Closing Date including any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability, except to the extent such Damage is caused by Lilly Error, by a breach of this Agreement or the Manufacturing Agreement by Lilly or is an Excluded Liability; and

(f) the negligence, willful misconduct or illegal acts of ViroPharma, or its Affiliates; and

(g) ViroPharma’s failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder, under the Transition Services Agreement or under the Manufacturing Agreement or ViroPharma’s or another Permitted

Seller’s failure to comply with Applicable Laws relating to manufacturing, having manufactured, using, distributing, marketing, co-marketing, promoting, co-promoting, selling and having sold the Marketed Product, New Indications and/or ViroPharma New Products on or after the Closing Date;

except to the extent that any Damages related to or arising therefrom are caused by Lilly Error or by a breach of this Agreement, the Transition Services Agreement or the Manufacturing Agreement by Lilly.

12.3	Notice and Opportunity To Defend.

(a) Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 12.1 or 12.2, such Party (the “Indemnified Party”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 12, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnifying Party relating to the Third Person Claim.

(b) The Indemnifying Party will have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification. If the Indemnifying Party undertakes to compromise or defend any such asserted liability, it will promptly (and in any event not more than thirty (30) business days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability, provided that the Indemnified Party is not obligated to disclose legally privileged documents or information in such cooperation. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to timely notify the Indemnified Party of its election to compromise or defend as herein provided, fails to indemnify under this Agreement Transition Services Agreement or the Manufacturing Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief (other than the payment of money damages) that could materially adversely affect the ongoing business of the Indemnified Party, the Indemnified Party will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, where such indemnification obligation exists hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle, compromise or admit liability for any claim without consent of the other where such settlement, compromise or admission would impose injunctive obligations on the non-settling or non-compromising Party or any Damages on the non-settling or non-compromising Party that are not subject to indemnification hereunder; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense (or at the Indemnifying Party’s expense, in the circumstances described above (i.e., if the Indemnifying Party elects not to compromise or defend the asserted liability where such indemnification obligation exists hereunder)), in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party will make available to the Indemnifying Party any non-privileged books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the Indemnified Party which are made available to the Indemnifying Party hereunder will be held in strict confidence by the Indemnifying Party (except to the extent disclosure is reasonably necessary for the defense of such claim) and will be disclosed by the Indemnified Party to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim. Notwithstanding anything to the contrary in this Section 12.3, (a) the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner, and (b) to the extent the Indemnifying Party has elected to defend a claim, the Indemnifying Party will not cease to defend such claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

12.4	Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Article 12, the Indemnifying Party will pay to the Indemnified Party, within Ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

12.5

Indemnification Payment Adjustments. The amount of any payment for Damages for which indemnification is provided under this Article 12 will be net of any amounts actually recovered by the Indemnified party under insurance policies (after reduction of any costs or expenses incurred in connection with the collection thereof) with respect to such Damages and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that the foregoing will not under any circumstances reduce the Damages for which either Party is obligated to indemnify the other to the extent the insurance proceeds received result from a self-insurance program; and provided further, however, that an Indemnified Party will not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. To the extent the preceding sentence is applicable, if any Indemnified Party will have received any payment pursuant to this Article 12 with respect to any Damages and will subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 12 with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, that in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 12 with respect to such Damages.

12.6

Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES INCURRED BY THIRD PERSONS FOR WHICH A PARTY HERETO OTHERWISE HAS AN INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOST PROFITS, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY’S OR ITS AFFILIATES’ OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY’S OR A PARTY’S

AFFILIATES’ EMPLOYEES, AGENTS OR CONTRACTORS), ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.

12.7	Insurance. For so long as ViroPharma has royalty obligations pursuant to Article 2 under this Agreement, ViroPharma will maintain at its own expense, with a reputable insurance carrier reasonably acceptable to Lilly, products liability insurance coverage for ViroPharma, written on a per occurrence basis. Minimum limits of such insurance (not warranted to be necessarily sufficient for the purposes of ViroPharma’s obligation under this Agreement or the Manufacturing Agreement) will be [***] annual aggregate coverage. Maintenance of such insurance coverage will not relieve ViroPharma of any responsibility under this Agreement or the Manufacturing Agreement for damage in excess of insurance limits or otherwise. ViroPharma will provide Lilly with a certificate from the insurer(s), evidencing such insurance coverage. and the insurer’s agreement to notify Lilly at least sixty (60) days in advance of any cancellation or modification of such insurance.

12.8	Survival of Representations. The representations and warranties contained in this Agreement (including the Lilly Disclosure Schedules), in the Manufacturing Agreement and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article 12 and shall terminate at the close of business on the two-year anniversary of the Closing Date, except that the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.8, 5.9, 6.1, 6.2, and 6.3 of this Agreement shall survive for seven (7) years following the Closing Date; provided, however, that, in all cases any representation or warranty that is the subject of a claim which occurred prior to the expiration of the applicable survival period is asserted by the party seeking indemnification hereunder in a reasonably detailed writing delivered to the other party prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

12.9	Survival of Indemnification. Each Indemnified Party’s rights under Article 12 will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement or the Manufacturing Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Article 12.

ARTICLE 13

MANUFACTURING AND SUPPLY AGREEMENT

13.1

Implementation Team. The Parties will form a team (the “Implementation Team”) to oversee the activities contemplated by this Agreement, the Transition Services Agreement and the Manufacturing Agreement. The Implementation Team will be comprised of three (3) members from each Party. Each Party will appoint a team leader to serve on the Implementation Team for overall contract and relationship management and such team leader will appoint representatives from its company to the Implementation Team representing each of manufacturing, marketing/sales and regulatory. Notwithstanding the foregoing and subject to the Transition Services Agreement, Lilly will not be obligated to provide more than eight hours per calendar month of regulatory support from the Implementation Team. Either Party may change its representative(s) on the Implementation Team at any time by providing prior written notice to the other Party. Unless otherwise agreed to by the Parties, after the Closing Date, the Implementation Team will meet (in person or by telephone or video conference) at least once each Calendar Quarter (or more or less frequently as the Parties may mutually agree) upon no less than Thirty (30) days prior written notice from one Party to the other to discuss any matters arising out of a Party’s performance (or non-performance) of its obligations under this Agreement. The Implementation Team will initially be responsible for creating detailed operational plans for the transition contemplated by this Agreement; provided, however that the activities contemplated by the foregoing will not take place until after the

Closing Date to the extent doing so would be in violation of Applicable Law. The detailed operational plans will include a time line and clear understanding of roles and responsibilities contemplated by this Agreement. The Implementation Team will also have responsibility for coordinating effective communication of progress and issues that arise between the Parties. Special meetings of the Implementation Team may be called by either Party upon no less than Thirty (30) days’ prior written notice to the other Party, which notice must be accompanied by a written agenda of items to be discussed at such special meeting. No more than three (3) special meetings shall be held unless the Parties agree otherwise. Any such special meetings shall not count towards the number of meetings the Parties are required to hold pursuant to this Section 13.1. The Parties will bear their own expenses with respect to such Party’s participation in the Implementation Team. Minutes of meetings will be kept and promptly circulated for approval. The Implementation Team will disband on the one year anniversary of this Agreement, unless the Parties agree to continue the duties of the Implementation Team.

13.2	Manufacturing Agreement. On the Closing Date, each Party shall execute and deliver the Manufacturing Agreement which shall set forth, among other things, the obligations of Lilly with respect to the Manufacture and supply of Marketed Products for sale to ViroPharma following the Closing Date and the Parties’ obligations with respect to the purchase by ViroPharma from Lilly of the Inventory.

13.3

Supply Chain. ViroPharma acknowledges that Lilly has entered into agreements establishing a Third Person Supply Chain for Marketed Product. Lilly has provided ViroPharma accurate and complete executed copies of such agreements. Lilly shall use commercially reasonable efforts to assist ViroPharma in entering agreements on substantially similar terms as such Third Person Supply Chain Agreements. In the event that ViroPharma is not able to enter into such agreements with the Third Person Suppliers on terms satisfactory to ViroPharma, Lilly shall assign such Third Person Supply Chain Agreements pursuant to the terms of a Cooperation Agreement between Lilly and ViroPharma attached hereto (the “Cooperation Agreement”) which shall be executed and delivered by the parties on the date hereof. As provided in the Manufacturing Agreement, the effective date of purchases by ViroPharma pursuant to such agreements or timing of the assignment, if necessary will be at Lilly’s discretion upon reasonable notice to ViroPharma but will occur no earlier than after the Third Person Supply Chain has all necessary Regulatory Approvals for the manufacture and supply of Marketed Product and no later than the end of the Contract Period (as defined in Section 8.1 of the Manufacturing Agreement) of the Manufacturing Agreement and shall be subject to Section 8.3(c) of the Manufacturing Agreement.

13.4	Transition Services Agreement. On the Closing Date, each Party shall execute and deliver the Transition Services Agreement whereby Lilly will provide warehousing, distribution, medical inquiries, complaint management and other transition services to ViroPharma, including sales, accounts receivable, rebates and returns functions, during the [***] after the Closing Date.

ARTICLE 14

MISCELLANEOUS

14.1	Successors and Assigns.

(a) This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns and any such successor or assign shall agree to be bound by the terms and conditions of this Agreement. This Agreement may be assigned without the consent of the other Party in connection with a sale merger, consolidation or other business combination involving all or substantially all of such parties’ assets or capital stock in which the assuming Party is not the surviving Party (“Change of Control”). Except in connection with a Change of Control, neither Party may assign this Agreement without the

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

prior written consent of the other, which consent may not be unreasonably withheld or delayed; provided further, that (i) Lilly will have the right without the consent of ViroPharma to assign Lilly’s right to receive the Royalty Payments (or any portion thereof) to a Third Person, (ii) ViroPharma will have the right without the consent of Lilly to assign ViroPharma’s rights under this Agreement as collateral in connection with the Financing or any subsequent or future financing, and (iii) either Party may assign its rights and obligations under this Agreement to any of its Affiliates, without the consent of the other Party. No assignment of this Agreement or of any rights hereunder will relieve the assigning Party from being primarily liable for any of the obligations or liabilities hereunder it would have had if it had not assigned this Agreement.

(b) Lilly shall not transfer ownership or assign Licensed Patents, Licensed Technology, or Licensed Trademark and Trade Dress without the transferee or assignee agreeing in writing that such transfer and assignment are subject to the rights and licenses granted under this Agreement.

14.2	Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

If to Lilly, as follows:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Facsimile: (317) 433-3000

Attn: Executive Vice President, Pharmaceutical Products

With a copy to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Facsimile: (317) 433-3000

Attn: General Counsel

If to ViroPharma, as follows:

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

Facsimile: (610) 458-2017

Attn: General Counsel

With copies to:

Piper Rudnick LLP

6225 Smith Avenue

Baltimore, MD 21209-3600

Facsimile: (410) 580-3001

Attn: Howard S. Schwartz, Esq.

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 14.2 by any Party hereto to the other Party.

14.3	Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or ViroPharma in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or ViroPharma of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4	Entire Agreement. This Agreement, the Manufacturing Agreement the Transitional Services Agreement, each of their appendices, exhibits, schedules and certificates and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

14.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

14.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

14.7	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware excluding any choice of law rules that may direct the application of the law of another state.

14.8	No Third-Person Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement (except for the rights of a Party’s Affiliates and its and its Affiliates’ directors, officers and employees to receive indemnification from the other Party hereunder and except for rights of permitted assignees hereunder pursuant to Section 14.1).

14.9	Rules of Construction. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Exhibits and Schedules, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement means such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with U.S. generally-accepted accounting principles, as in effect from time to time. Neither the captions to Sections or subdivisions thereof shall be deemed to be a part of this Agreement.

14.10	No Joint Venture. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

14.11	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

14.12	Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, such Party will provide written notice of same to the other Party. Such notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use commercially reasonable best efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By:	/s/ John C. Lechleiter
Printed Name: John C. Lechleiter Title: Executive Vice President

VIROPHARMA INCORPORATED

By:	/s/ Michel de Rosen
Printed Name: Michel de Rosen Title: Chief Executive Officer